                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     Union Pacific Resources Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

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   (4)  Date Filed:

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

                                    UPR LOGO

                       UNION PACIFIC RESOURCES GROUP INC.
--------------------------------------------------------------------------------

JACK L. MESSMAN
Chairman and Chief Executive Officer

                                                                  March 26, 1999

Dear Shareholders:

     1998 was an extremely difficult year as record low crude oil and gas prices rocked the industry and no oil and gas company, including Union Pacific Resources, was spared.

     We have taken many actions in response to the current low price environment. We are in the midst of an aggressive, Company-wide cost-cutting and restructuring program affecting both field and headquarter operations. We are on track to complete our deleveraging program which, as we announced in April of last year, is designed to strengthen our balance sheet and reduce our debt by about $2 billion.

     To assist our efforts to operate profitably in this environment, included in this Proxy Statement for your consideration are proposals to amend two of the Company's benefit plans, which the Compensation and Corporate Governance Committee and the Board of Directors have approved subject to shareholder approval.

     The first includes an increase in the number of shares available for grant under the Company's 1995 Stock Option and Retention Stock Plan, and an increase in the limit on the number of shares that can be granted to an individual participant under that plan. The Compensation and Corporate Governance Committee and the Board believe that these amendments are necessary for the Company to continue to use the plan to recruit and retain first-rate employees and executives.

     The second proposal is to increase the number of shares that may be issued under the 1995 Directors Stock Incentive Plan. This increase in the number of shares is consistent with a trend toward providing a larger portion of total director compensation in the form of equity.

     We value your vote and urge you to vote FOR each of these proposals. I hope you will join us for our Annual Meeting on May 18, 1999.

                                          Sincerely,
                                          JACK L. MESSMAN

UPR LOGO

UNION PACIFIC RESOURCES                                 NOTICE OF ANNUAL MEETING
GROUP INC.                                                       OF SHAREHOLDERS

777 Main Street
Fort Worth, TX 76102

                                                                  March 26, 1999

To the Shareholders:

     You are hereby notified that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Union Pacific Resources Group Inc., a Utah corporation (the "Company"), will be held at the Worthington Hotel, 200 Main Street (Grand Ballroom), Fort Worth, Texas 76102, at 10:00 A.M., CDT, on Tuesday, May 18, 1999, for the following purpose:

     1) to elect eleven directors, each to serve until the earlier of his or her successor being elected or his or her death, resignation or removal;

     2) to amend the 1995 Stock Option and Retention Stock Plan (the "1995 Plan") to increase the number of shares available for grants of stock options and stock appreciation rights and awards of retention stock from 16,000,000 to 23,000,000 shares of Common Stock, and to increase the maximum percentage of available shares that can be granted or awarded to an individual participant from 10% of the shares available under the 1995 Plan to 25% of such shares;

     3) to increase the number of shares that may be issued under the 1995 Directors Stock Incentive Plan from 1,000,000 to 1,500,000 shares of Common Stock;

and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on March 9, 1999, are entitled to notice of and to vote at the Annual Meeting.

     Shareholders are urged to date, sign and return the enclosed proxy promptly, whether or not they expect to attend the Annual Meeting in person.

                                          LASALA SIGNATURE
                                          /s/  JOSEPH A. LASALA, JR.
                                          Vice President, General Counsel and
                                          Secretary

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

(THE ACCOMPANYING RETURN ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.)

                       UNION PACIFIC RESOURCES GROUP INC.

                                PROXY STATEMENT

         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 1999

                              GENERAL INFORMATION

INTRODUCTION

     This Proxy Statement is being furnished to shareholders of Union Pacific Resources Group Inc., a Utah corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 18, 1999, for the purpose of considering and voting upon the matters set forth in the accompanying notice of the Annual Meeting.

     The first date on which this Proxy Statement and the enclosed proxy are being sent to shareholders of the Company is March 26, 1999.

COMMON STOCK OUTSTANDING

     The close of business on March 9, 1999 (the "Record Date") has been fixed as the date of record for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 252,153,930 shares of common stock of the Company (the "Common Stock") outstanding.

VOTING OF COMMON STOCK

     The presence of a majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record on the Record Date. In the election of directors, shareholders will not be allowed to cumulate their votes. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy. The eleven nominees receiving the highest number of votes cast will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. Any other matter presented for approval by the shareholders will be approved, in accordance with Utah law, if the votes cast in favor of such matter exceed the votes cast opposing the matter. As a result, abstentions and broker non-votes will not affect the outcome of any matter.

     All shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted as recommended by the Board. The Board has designated Jack
L. Messman and Joseph A. LaSala, Jr. to receive appointments as agents named in the enclosed proxy. The Company has no knowledge of any matters other than those matters set forth in the Notice of Annual Meeting of Shareholders to be brought before the Annual Meeting. If any other matters are properly presented for action at the Annual Meeting, it is intended that Jack L. Messman or Joseph A. LaSala, Jr., as an agent named in the enclosed proxy, and acting thereunder, will vote in accordance with his best judgment on such matters. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting a validly executed later-dated proxy or by attending the Annual Meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy.

     The Company will bear the cost of printing and mailing proxy materials to its shareholders as well as associated soliciting costs. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy soliciting materials to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. Following the mailing of the proxy soliciting materials, proxies may be solicited by officers and other employees of the Company in person or by telephone, facsimile or telegraph. The Company will use the services of Innisfree M & A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, to aid in the solicitation of proxies at an anticipated fee of $10,000 plus reasonable expenses.

SHAREHOLDER PROPOSALS

     A shareholder desiring to submit a proposal for inclusion in the Proxy Statement and proxy relating to the 2000 Annual Meeting of Shareholders must advise the Secretary of the Company of such proposal and provide any statement in support thereof in writing by November 26, 1999. In order to be included in the Proxy Statement and proxy relating to the 2000 Annual Meeting of Shareholders, the shareholder proposal must meet the requirements of Securities and Exchange Commission Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In addition, a shareholder desiring to raise a matter, including nominating an individual for election as a director, at the 2000 Annual Meeting of Shareholders, where the shareholder has not sought inclusion of the matter in the Proxy Statement and proxy relating to such meeting, must comply with the advance notification provisions in the Company's Bylaws. Such provisions require that shareholder matters to be raised at an annual meeting of shareholders be submitted to the Secretary of the Company not less than 60 days, nor more than 90 days, prior to the anniversary date of the immediately preceding annual meeting of shareholders. Such shareholder matters to be raised at the 2000 Annual Meeting of Shareholders must be received by the Company no sooner than February 18, 2000, and no later than March 19, 2000. A shareholder who desires to raise such matters should contact the Secretary of the Company for the specific requirements prescribed by the Bylaws.

1.   ELECTION OF DIRECTORS

     Eleven directors are to be elected at the Annual Meeting (which number constitutes the entire Board). Each director will serve until the earlier of his or her successor being elected or his or her death, resignation or removal. It is intended that all proxies received from shareholders of the Company, in the absence of contrary instructions, will be voted at the Annual Meeting for the election of the eleven nominees for director named herein, all of whom are presently directors of the Company. If any nominee for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by Jack L. Messman or Joseph A. LaSala, Jr., the persons designated in the enclosed proxy as agents, in respect of the election of such other person as the Board shall nominate. The Board is not aware of any circumstances likely to cause any nominee for director to become unavailable for election at the Annual Meeting. The eleven nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected.

     The following table sets forth certain information regarding the nominees for director, including the office or positions held by the nominee in his or her principal occupation or employment since January 1994:

                            NAME, PRINCIPAL OCCUPATION
                      OR EMPLOYMENT AND COMMITTEE MEMBERSHIP
[PHOTO]                H. Jesse Arnelle
                            Of Counsel, Womble, Carlyle, Sandridge & Rice, law
                            firm, Winston-Salem, North Carolina, since January
                            1998. Partner, Arnelle, Hastie, McGee, Willis & Greene,
                            law firm, through October 1997. Director, Armstrong
                            World Industries Inc., Eastman Chemical Co., FPL Group,
                            Inc., Gannett Co., Inc., Textron Inc., Waste Management
                            Inc. Director since November 1995. Member of the
                            Compensation and Corporate Governance Committee until
                            July 1998. Currently, and throughout 1998, a member of
                            the Audit Committee. Age 65.

                            NAME, PRINCIPAL OCCUPATION
                      OR EMPLOYMENT AND COMMITTEE MEMBERSHIP
[PHOTO]                Lynne V. Cheney
                            Distinguished Fellow, the American Enterprise Institute
                            for Public Policy Research, Washington, D.C., since
                            1993. Author and lecturer on public policy issues.
                            Director, IDS Mutual Fund Group, Lockheed Martin
                            Corporation, Reader's Digest Association. Director
                            since November 1995. Member of the Finance Committee
                            until July 1998. Currently, and throughout 1998, a
                            member of the Audit Committee. Age 57.
[PHOTO]                Preston M. Geren III
                            Attorney-at-law, Fort Worth, Texas, since August 1998.
                            From January 1997 through August 1998, public policy
                            consultant for Public Strategies, Inc. Congressman for
                            the Texas Twelfth Congressional District of the U.S.
                            House of Representatives from January 1989 to January
                            1997. Director since February 1997. Member of the Audit
                            Committee until July 1998. Currently, and throughout
                            1998, a member of the Compensation and Corporate
                            Governance Committee. Age 47.
[PHOTO]                Lawrence M. Jones
                            Retired Chairman and Chief Executive Officer, The
                            Coleman Company, Inc., manufacturer of home and
                            recreational products, Wichita, Kansas, since January
                            1994. Director since November 1995. Member of the
                            Compensation and Corporate Governance Committee until
                            July 1998. Currently, and throughout 1998, a member of
                            the Executive and Finance Committees. Chairperson of
                            Finance Committee. Age 67
[PHOTO]                Drew Lewis
                            Former Chairman of the Company, and Former Chairman,
                            Chief Executive Officer and Director of Union Pacific
                            Corporation ("UPC"), a transportation company, Dallas,
                            Texas. Chairman and Chief Executive Officer of UPC from
                            May 1994 through December 1996. Chairman, President and
                            Chief Executive Officer of UPC through May 1994.
                            Director, Aegis Communications Group Inc., American
                            Express Company, FPL Group, Inc., Gannett Co., Inc.,
                            Gulfstream Aerospace Corporation, Lucent Technologies
                            Inc., Millennium Bank. Director since August 1995.
                            Currently, and throughout 1998, a member of the
                            Executive and Finance Committees. Chairperson of
                            Executive Committee. Age 67.
[PHOTO]                Claudine B. Malone
                            President, Financial & Management Consulting, Inc.,
                            management consulting firm, McLean, Virginia, since
                            1984. Director, Dell Computer Corporation, Hannaford
                            Brothers Co., Hasbro, Inc., Houghton Mifflin Company,
                            Lafarge Corporation, The Limited, Inc., Lowe's
                            Companies, Mallinckrodt Group Inc., S.A.I.C. Director
                            since November 1995. Member of the Finance Committee
                            until July 1998. Currently, and throughout 1998, a
                            member of the Audit Committee. Chairperson of Audit
                            Committee. Age 62.

                            NAME, PRINCIPAL OCCUPATION
                      OR EMPLOYMENT AND COMMITTEE MEMBERSHIP
[PHOTO]                Jack L. Messman
                            Chairman and Chief Executive Officer of the Company,
                            Fort Worth, Texas, since October 1996. President and
                            Chief Executive Officer of the Company from August 1995
                            until October 1996. From May 1991 through October 1995,
                            President and Chief Executive Officer of Union Pacific
                            Resources Company. Director since September 1991.
                            Director, Novell, Inc., Metallurg, Inc., Safeguard
                            Scientifics, Inc., Tandy, Inc., Cambridge Technology
                            Partners (Massachusetts), Inc., USDATA Corporation.
                            Currently, and throughout 1998, a member of the
                            Executive and Finance Committees. Age 59.
[PHOTO]                John W. Poduska, Sr., Ph.D.
                            Chairman, Advanced Visual Systems Inc., provider of
                            visualization software, Boston, Massachusetts, since
                            January 1992. Director, Cambridge Technology Partners
                            (Massachusetts), Inc., Safeguard Scientifics, Inc.,
                            XLVision, Inc., MultiGen, Inc. Director since November
                            1995. Member of the Audit Committee until July 1998.
                            Currently, and throughout 1998, a member of the
                            Compensation and Corporate Governance Committee. Age
                            61.
[PHOTO]                Michael E. Rossi
                            Chairman, Shorestein Realty Service, a realty company,
                            San Francisco, California, since November 1998. From
                            August 1993 through June 1997, Vice Chairman of
                            BankAmerica Corporation. Director, Del Webb
                            Corporation. Director since June 1997. Currently, and
                            throughout 1998, a member of the Executive, Finance and
                            Compensation and Corporate Governance Committees. Age
                            54.
[PHOTO]                Samuel K. Skinner
                            Co-Chairman and Partner, Hopkins and Sutter, law firm,
                            Chicago, Illinois, since November 1998. From February
                            1993 through April 1998, President of Unicom
                            Corporation and Commonwealth Edison Company, a wholly
                            owned subsidiary of Unicom Corporation. General
                            Chairman of the Republican National Committee from
                            August 1992 through February 1993. Director, ANTEC
                            Corporation, Everen Securities, LTV Corporation,
                            Midwest Holdings Corporation, Stimsonite Corporation.
                            Director since October 1996. Member of the Compensation
                            and Corporate Governance Committee until July 1998.
                            Currently, and throughout 1998, a member of the Audit
                            Committee. Age 60.
[PHOTO]                James R. Thompson
                            Partner, Chairman and Chairman of the Executive
                            Committee, Winston & Strawn, law firm, Chicago,
                            Illinois, New York, NY, Washington, D.C., Paris, France
                            and Geneva, Switzerland, for more than five years.
                            Governor of Illinois from 1977 through 1991. Director,
                            American National Can Co., FMC Corporation, Hollinger
                            International Inc., Jefferson Smurfit Group (PLC)
                            Dublin, Metzler Group, Inc., Prime Group Realty Trust,
                            Prime Retail, Inc. Member, International Advisory
                            Council of the Bank of Montreal. Director since
                            November 1995. Member of the Finance Committee until
                            July 1998. Currently, and throughout 1998, a member of
                            the Executive and Compensation and Corporate Governance
                            Committees. Chairperson of Compensation and Corporate
                            Governance Committee. Age 62.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE FOREGOING DIRECTORS.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The management of the Company is under the direction of the Board. The Executive, Audit, Finance, and Compensation and Corporate Governance Committees were established by the Board to assist it in the discharge of its responsibilities, as described below. The preceding biographies identify Committee memberships held by each nominee for director and the Chairperson of each Committee.

EXECUTIVE COMMITTEE

     The Executive Committee consists of five members, four of whom are not employees of the Company ("outside directors"). The Executive Committee has all of the powers of the Board, when the Board is not in session, to direct and manage all of the business and affairs of the Company in all cases in which the Board has not given specific directions. The Executive Committee did not meet in 1998.

AUDIT COMMITTEE

     The Audit Committee consists of four outside directors, each of whom is independent for purposes of service on the Audit Committee, as that term is defined by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees sponsored by the New York Stock Exchange and the National Association of Securities Dealers. The Audit Committee adopted its current charter on February 18, 1998. The Board approved the charter on February 19, 1998. The Audit Committee meets regularly with financial management, the internal auditors and independent auditors to review financial reporting and accounting and financial controls of the Company. The Audit Committee reviews, and gives prior approval for, fees and non-audit engagements of the independent auditors. Both the internal auditors and independent auditors have unrestricted access to the Audit Committee and meet regularly with the Audit Committee, without financial management representatives present, to discuss the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The Audit Committee also reviews and approves the scope of internal and independent audits as well as the annual audit plans. In addition, the Audit Committee has oversight responsibility for the administration of the Company's Compliance Program, including the Company's Statement of Policy Concerning Business Conduct and other substantive policies. Each year, the Audit Committee recommends to the Board the selection of a firm of independent auditors to audit the accounts and records of the Company and its consolidated subsidiaries. The Audit Committee met five times in 1998.

FINANCE COMMITTEE

     The Finance Committee consists of four directors, three of whom are outside directors. The Finance Committee is responsible for broad oversight of the Company's financial strategy and policy and reviews and recommends actions to the Board with respect to the Company's capital structure and cash flow, financing plans and programs, banking arrangements, tax management, risk management and insurance arrangements, dividend policies and actions, derivatives policy and practices and other related matters. The Finance Committee also reviews the investment of assets held by the Company's pension and other funded employee benefit programs. The Finance Committee met five times in 1998.

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE

     The Compensation and Corporate Governance Committee (the "Compensation Committee") consists of four outside directors. The Compensation Committee makes recommendations to the Board with respect to compensation for the Board and certain employees whose salary exceeds an amount set forth in the Bylaws. The Compensation Committee administers the Company's Executive Incentive Plan, the Executive Deferred Compensation Plan, the 1995 Stock Option and Retention Stock Plan and the 1995 Directors Stock Incentive Plan, and is responsible for recommending and reviewing all material amendments to such plans. The Compensation Committee also determines the amounts of, and the individuals to whom, grants or awards will be made under the incentive and option plans. (See pages 8-11 for the Compensation Committee's Report on Executive Compensation.) The Compensation Committee is responsible for recommending and reviewing all material amendments to the Company's pension, thrift and employee stock ownership plans. Periodic reviews of the Company's vacation policy, life insurance, medical and dental benefit plans and matching gifts program are made by the Compensation Committee to ensure that these benefit plans, policies and programs remain competitive. The Compensation Committee has the responsibility of assisting management with respect to matters of succession, reviewing the qualifications of candidates for the position of director and recommending candidates to the Board as nominees for director for election at the annual meetings of shareholders or to fill such Board vacancies as may occur during the year. The Compensation Committee met six times in 1998.

ATTENDANCE

     The Board held nine meetings in 1998. No director attended less than 75% of the aggregate of the Board meetings and Committee meetings for Committees of which he or she was a member.

DIRECTOR NOMINATIONS

     The Compensation Committee will consider candidates suggested by directors and shareholders of the Company. A shareholder desiring to suggest a candidate for consideration by the Compensation Committee should advise the Secretary of the Company in writing by December 31 of the year preceding the annual meeting of shareholders of the Company and include the nominee's name, sufficient biographical material and other information to permit an appropriate evaluation by the Compensation Committee. In considering candidates for director, the Compensation Committee seeks individuals who have demonstrated outstanding management or professional ability and who have attained a position of leadership in their chosen careers.

ANSCHUTZ SHAREHOLDERS' RIGHT TO DESIGNATE A DIRECTOR

     The Company is party to an agreement (the "Shareholders' Agreement") with The Anschutz Corporation, Anschutz Foundation and Mr. Philip Anschutz (collectively, the "Anschutz Shareholders") which continues until September 11, 2003, subject to early termination under certain circumstances (the "Standstill Period"). The Shareholders' Agreement, as amended, among other things, provides the Anschutz Shareholders with the right to designate a single director during the Standstill Period to serve on the Board, provided the Anschutz Shareholders advise the Company in writing concerning their designation and comply with all other relevant provisions of the Shareholders' Agreement. During the Standstill Period, the Company has agreed to (i) include the Anschutz Shareholders' designee in the Board's slate of director nominees for election at the Company's annual meeting of shareholders and (ii) recommend to the Company's shareholders that such designee be elected as a director of the Company. The Anschutz Shareholders have elected not to exercise their right to designate a nominee to be included in the Board's slate of director nominees for election at the Annual Meeting and terminated their prior designation effective February 4, 1999. Michael E. Rossi previously served on the Board as the designee of the Anschutz Shareholders. Mr. Rossi, at the request of the Board, continues to serve as a director and has been included in the Board's slate of director nominees for election at the Annual Meeting.

COMPENSATION OF OUTSIDE DIRECTORS

     Cash Compensation. During 1998, the cash compensation to outside directors was an annual retainer of $40,000. In addition, Committee Chairpersons receive annual retainers of $5,000 each. Retainers are paid at the end of each calendar quarter to outside directors with the fourth quarter payment forfeited if attendance at the Board and Committee meetings for the year is below 75%. Outside directors receive no additional meeting fees but are reimbursed for travel expenses incurred in conjunction with their attendance at Board and Committee meetings. Outside directors may defer cash compensation under the Directors Deferred Compensation Plan as described below.

     Amended and Restated 1995 Directors Stock Incentive Plan. The Company adopted the 1995 Directors Stock Incentive Plan (formerly known as the 1995 Directors Stock Option Plan) as a mechanism to provide equity-based compensation to outside directors (the "1995 Directors Stock Incentive Plan"). As originally adopted, the 1995 Directors Stock Incentive Plan provided for the automatic annual grant of options to purchase 1,000 shares of Common Stock. On March 5, 1997, the 1995 Directors Stock Incentive Plan was amended, subject to shareholder approval, to provide for a one-time grant of an option to purchase 52,000 shares of Common Stock to outside directors serving on the Board as of March 5, 1997, in lieu of continuing the automatic annual option grant and in exchange for a reduction in the annual retainer from $60,000 to $40,000. The 1997 amendments were approved by the shareholders at the 1997 Annual Meeting of Shareholders. The 1995 Directors Stock Incentive Plan was further amended and restated effective July 14, 1998. The July 1998 amendments granted the Board the discretion to grant options and award other forms of equity-based compensation to outside directors.

     Additional amendments were adopted on January 21, 1999, to further clarify the Board's discretion with respect to future grants and awards under the 1995 Directors Stock Incentive Plan, to eliminate prospectively the automatic grant feature adopted in the March 1997 amendments and, subject to shareholder approval at the Annual Meeting, to increase the number of shares of Common Stock that may be issued under the 1995 Directors Stock Incentive Plan from 1,000,000 to 1,500,000 shares. (See Proposal 3 discussion starting on page 25.) The January 1999 amendments also provide that, with respect to any amendment to the Plan which becomes effective on or after January 21, 1999, if the Company desires to engage in a transaction which is intended to be accounted for as a pooling of interests under applicable accounting rules, and if the existence or operation of any such amendment will be deemed to prevent the pooling of interests in a transaction that is otherwise eligible to be accounted for as a pooling of interests, then such amendment will be deemed null and void and any actions taken in reliance on such amendment will be deemed null and void to the extent necessary to allow a pooling of interests.

     Currently, the outside directors hold the following option grants under the 1995 Directors Stock Incentive Plan. Those directors serving on June 1, 1996, received a one-time automatic grant of 1,000 shares which vested on the first anniversary of the grant date. Directors serving on March 5, 1997, received the automatic 52,000-share option grant vesting over a 10-year period, pursuant to the March 1997 amendments. Directors elected or appointed to the Board after March 1997, and prior to January 21, 1999, received a pro-rata portion of the 52,000-share automatic grant. Under the July 1998 amendments, and as further clarified in the January 1999 amendments, future grants and awards to directors under the 1995 Directors Stock Incentive Plan will be made at the discretion of the Board.

     In connection with the July 1998 amendments, on July 14, 1998, each outside director was granted an option to purchase 9,400 shares of Common Stock. One-half of these options will vest upon the achievement of applicable stock price objectives on or prior to the third anniversary of the grant date, and the remaining 50% will vest upon the achievement of applicable stock price objectives on or prior to the fifth anniversary of the grant date. If an applicable objective is not met within the time period specified, the options related to that objective will be forfeited. On March 2, 1999, each outside director was granted an option to purchase 16,500 shares of Common Stock at an exercise price of $9.44 per share, which will vest on the first anniversary of the grant date.

     A director who ceases service on the Board generally would only be permitted to exercise vested options under the 1995 Directors Stock Incentive Plan as of the date service is terminated, and unvested options would be forfeited; provided, however, that, in the event of a director's death, disability or mandatory retirement or in the event of a change in control of the Company, unvested options would vest and become immediately exercisable (other than options that become exercisable solely upon the attainment of performance targets which, at the time of such director's death, disability, retirement or change in control, have not been met). In addition, a director must exercise his or her vested options within six months after the director's departure, except where the director is required to retire from the Board in accordance with the Company's mandatory retirement policy, in which case the director has five years in which to exercise the options. The 1995 Directors Stock Incentive Plan permits directors to transfer options to members of their immediate families, either directly or through a trust or similar vehicle.

     Directors Deferred Compensation Plan. The Directors Deferred Compensation Plan is designed to allow outside directors to defer the receipt of compensation as directors, and consequently defer federal income taxes on their compensation as directors, provided elections are made timely by the director. Under the

Directors Deferred Compensation Plan, an outside director may defer all or any portion of the cash compensation received for services to either a Stock Unit Account or Fixed Income Account. The Company will credit an additional 25% to the account of any director who elects to have his or her cash compensation invested in the Stock Unit Account for a period of at least three years. The Company's matching contribution will remain invested in the Stock Unit Account until the director terminates his or her service as a director of the Company.

     The Fixed Income Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year based on utility and corporate bond yields. The Stock Unit Account fluctuates in value based on changes in the price of the Common Stock, and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in additional stock units.

     For amounts in the Stock Unit Account, payment in cash of such deferred compensation is to be made beginning in January following termination of service as a director. For amounts in the Fixed Income Account, payment in cash of such deferred compensation is to be made at the election of the director either at the time of termination or beginning in the January following retirement from the director's principal occupation. Subject to the foregoing conditions, deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 10 annual installments. Account balances are unsecured and unfunded obligations of the Company. During 1998, outside directors deferred $250,000 to Stock Unit Accounts and $20,000 to Fixed Income Accounts under the Directors Deferred Compensation Plan.

                             EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Corporate Governance Committee (the "Compensation Committee") is responsible for administering the executive officer compensation and stock ownership programs of the Company. These programs consist of two elements, annual compensation and long-term incentive compensation. They are designed to provide payment for performance of assigned responsibilities and achievement of predetermined goals that support the Company's overall objective of enhancing shareholder value. We believe that this objective will be achieved only if the Company is able to attract and retain outstanding talent and, through a competitive compensation program, provide incentives tied to the creation of shareholder value.

     This Report on Executive Compensation describes the application of this philosophy to the Compensation Committee's decisions concerning compensation for 1998.

ANNUAL COMPENSATION

     Annual compensation for executive officers consists of two components: base salary and annual incentive pay.

     Base Salary. The Compensation Committee reviews each executive officer's salary annually, taking into consideration a number of factors, including: (i) the executive officer's individual performance, (ii) the Company's performance,
(iii) the executive officer's position and responsibility, (iv) the executive officer's experience and expertise, (v) salaries for comparable positions at comparable companies and (vi) internal pay equity. In approving salary recommendations, the Compensation Committee exercises subjective judgment using no specific weights to the above factors. However, the Compensation Committee believes that base salaries that average at or near the median for the comparable companies are generally appropriate as a frame of reference for base pay decisions. The average base salaries for the Company's executive officers for which comparable data is available generally exceed the median for the comparable companies, but approximate the average base salaries for such comparable companies. Specific compensation for individual executive officers will vary from these levels as a result of the subjective judgment of the Compensation Committee. The comparable companies that we reference with respect to compensation for our executive officers include most of those companies in the peer group on the Performance Graph, as well as several other energy companies similar in size with which the Company competes for executive talent. The companies were selected with the assistance of an independent consulting firm.

     Annual Incentive Pay. Annual incentive pay is awarded under the Executive Incentive Plan ("EIP"). The EIP is a bonus program designed to tie an executive officer's at-risk incentive pay specifically to the Company's performance. The EIP is administered by the Compensation Committee, and the performance criteria set forth therein are subject to the approval of the Compensation Committee.

     The EIP establishes an incentive reserve account (the "Incentive Reserve Account") which may be funded annually based upon the funding formula outlined in the EIP. Under the EIP's incentive reserve funding formula, the Compensation Committee may, at its discretion, credit the Incentive Reserve Account each year with such amount as it may determine, subject to a maximum amount for any year based on a specified percentage (from 0.25% to 0.5%) of earnings before interest, taxes, depreciation, depletion and amortization, and expensed exploration costs excluding exploration overhead ("Incentive Income"). The actual percentage of Incentive Income that may be credited is based upon a calculation of the Incentive Income Return on Average Annual Assets ("Incentive Return"). However, no contribution may be made to the Incentive Reserve Account if the Incentive Return does not meet a specified minimum. "Average Annual Assets" for purposes of computing Incentive Return is calculated as the average of (1) total assets as shown on the consolidated financial statements of the Company at the beginning of each year and (2) total assets as shown on the consolidated financial statements of the Company at the end of such year. Incentive Income is determined in accordance with generally accepted accounting principles, before giving effect to any provision for amounts to be credited to the Incentive Reserve Account. Incentive Income excludes results of discontinued operations and the effects of changes in accounting principles. Any amounts credited to the Incentive Reserve Account which are not awarded may be carried forward and awarded by the Compensation Committee to executive officers in future years during which the EIP remains in effect.

     As soon as practicable at the end of each year, the Compensation Committee may issue awards under the EIC that do not exceed the unawarded balance in the Incentive Reserve Account. The amount of an individual award will be determined by the Compensation Committee and will depend upon the evaluation of each executive officer's performance and the other factors described in the Base Salary discussion above. No specific weight is given to any one factor. The Compensation Committee believes that total cash compensation (including base salary and annual incentive pay) at or near the 75th percentile of the comparable companies is appropriate for the Compensation Committee to use as a frame of reference for compensation decisions. The maximum annual award which could have been made during 1998 under the EIC to executive officers whose compensation was subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), was 0.13% of covered income for the Chief Executive Officer and 0.065% of covered income for other covered executive officers (generally the four highest compensated officers other than the Chief Executive Officer). Covered income is defined as the greater of Incentive Income for the year or Incentive Income for the first eleven months of the year.

LONG-TERM INCENTIVE COMPENSATION

     The Compensation Committee believes that long-term compensation should constitute a substantial portion of each executive officer's total compensation. Long-term compensation provides incentives that encourage the executive officers to own and hold Common Stock and tie their long-term economic interests directly to those of the shareholders. The Company's long-term incentives currently include stock option grants and retention stock awards under the 1995 Stock Option and Retention Stock Plan (the "1995 Plan"). The Compensation Committee and the Board have approved amendments to the 1995 Plan to increase the number of shares available for awards under the 1995 Plan and the per-person limit for such awards, and such amendments are being submitted to the shareholders at the 1999 Annual Meeting of Shareholders. (See Proposal 2 discussion starting on page 20.) The Company also maintains specific stock ownership guidelines for its executive officers.

     Stock Options. Stock options are granted periodically, with the magnitude of the grant based on an executive officer's position, experience, individual performance and surveys provided by independent consultants of the Company regarding option grants made by the comparable companies, without giving particular weight to any one factor. The Compensation Committee exercises subjective judgment in this regard. The Compensation Committee believes that the value of the options granted should be equal to a multiple of the base salary of an executive officer. For 1998, such salary multiples were based on a survey by an independent consulting firm engaged by the Company. The salary multiple used varied by position of the executive officer. Except to the extent that an executive officer is approaching the per-person limit under the 1995 Plan, the number of options already held by an executive officer is not a factor considered in connection with a grant of options. Options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant and, when vested, are exercisable up to ten years from the date of grant.

     Retention Stock. Retention stock are shares of Common Stock awarded to executive officers that are not transferable and are subject to forfeiture if the executive officer terminates employment before the vesting period lapses ("Retention Stock"). Awards of Retention Stock are made for the purpose of retaining executive officers, providing incentive for long-term performance and aligning an executive officer's interests with those of the shareholders of the Company.

     Stock Ownership Guidelines. The Company has established stock ownership guidelines for all executive officers to ensure that the financial interests of those executive officers remain aligned with those of the shareholders. The executive officers are expected to make continuing progress toward compliance with these guidelines. The guidelines range from a market value equal to two times salary for first level executive officers, to four times salary for the Chairman and Chief Executive Officer. Until the minimum ownership amount is achieved, executive officers are expected to retain 50% of the Common Stock received upon exercise of options, net of taxes and cost of exercise, and 50% of all Retention Stock, net of taxes. Once the ownership target is exceeded, an executive officer may sell down to his or her ownership target.

POLICY REGARDING SECTION 162(m) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Code generally limits the ability of the Company to take a federal income tax deduction for compensation paid to the Chief Executive Officer or the four most highly compensated executive officers other than the Chief Executive Officer, except for qualified performance-based compensation. The EIP and 1995 Plan are believed to qualify as performance-based compensation under Internal Revenue Service rules. Awards of Retention Stock are not intended to qualify as performance-based under the regulations; provided, however, if the right to receive Retention Stock is conditioned upon the achievement of specified performance criteria, such Retention Stock will be treated as performance-based. While the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, the Committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal income taxes purposes. During 1998, the Company exceeded the limits for deductibility of compensation that is not performance-based with respect to the Chairman and Chief Executive Officer and the President. In the case of the Chairman and Chief Executive Officer, the limits were exceeded primarily due to his receipt of dividends on Retention Stock released from an escrow account upon the lapse of restrictions on such Retention Stock in 1998, and the purchase of an annuity to satisfy the Company's unfunded obligations to him under the Supplemental Pension Plan, together with the reimbursement of income taxes on the value of such annuities, recognized as income in 1998. In the case of the President, the limits were exceeded due to annuitization of his Supplemental Pension Plan benefits and accompanying income tax reimbursement in 1998.

CEO COMPENSATION

     Mr. Messman's compensation package is designed to encourage short- and long-term performance aligned with the interests of shareholders. In 1998, the majority of his compensation was "at risk," consisting of an EIP award and stock options.

     Mr. Messman's base pay for 1999 has been increased by 4.5% to $836,000. With this increase, Mr. Messman's base pay is between the 50th and 75th percentile for the comparable companies. For 1998, Mr. Messman received an annual incentive payment under the EIP of $980,000. Mr. Messman's total cash compensation is slightly below the 75th percentile based on available data for the comparable companies. Additionally, Mr. Messman received options to purchase 280,000 shares of Common Stock, of which 50% will vest upon the occurrence of applicable stock price objectives on or prior to the third anniversary of the grant date, and 50% will vest upon the occurrence of applicable stock price objectives on or prior to the fifth anniversary of the grant date. If an applicable objective is not met within the time period specified, the options related to that objective will be forfeited.

     The determination of Mr. Messman's compensation was based on the application of the policies described above that are applicable to all executive officers. In applying these policies to Mr. Messman's compensation, the Compensation Committee considered several significant accomplishments by Mr. Messman in 1998, during a difficult year in the oil and gas industry. Mr. Messman led the Company as it began a transition to a pure exploration and production company in an environment of depressed commodity prices. This transition included the acquisition of Norcen Energy Resources, Ltd., a Canadian exploration and production company with significant operations in Canada, the Gulf of Mexico and Latin America. With this acquisition, the Company diversified its portfolio of oil and gas interests and significantly enhanced its drillsite inventory. In addition, production volumes and reserves for the year increased by more than 50% over 1997 levels, and the Company was strategically positioned to take advantage of future opportunities in the international arena. Under Mr. Messman's leadership, the Company also embarked on an aggressive deleveraging program designed to reduce the Company's debt by approximately $2 billion. While not yet complete, the effort included the sale of approximately $650 million of non-core exploration and production properties and the execution of an agreement to sell the Company's gathering, processing and marketing business to Duke Energy Field Services, Inc. for $1.35 billion. The Compensation Committee believes that Mr. Messman's compensation is appropriate compared to CEOs of the comparable companies and considering his accomplishments and leadership during a challenging year for the Company.

                                      The Compensation and Corporate Governance
                                      Committee

                                      Preston M. Geren III
                                      John W. Poduska, Sr., Ph.D.
                                      Michael E. Rossi
                                      James R. Thompson (Chairperson)

SUMMARY COMPENSATION TABLE

     The following table provides a summary of compensation during the last three calendar years for the Company's Chief Executive Officer and the other four most highly compensated executive officers:

                                                                                        LONG-TERM
                                              ANNUAL COMPENSATION                  COMPENSATION AWARDS
                                    ---------------------------------------   -----------------------------
                                                                                                SECURITIES
                                                                 OTHER           RETENTION      UNDERLYING
                                                                ANNUAL         (RESTRICTED)     OPTIONS/SAR      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY      BONUS      COMPENSATION(1)   STOCK AWARDS(2)     GRANTS      COMPENSATION(3)
---------------------------  ----   --------   ----------   ---------------   ---------------   -----------   ---------------
Jack L. Messman,             1998   $803,000   $  980,000       $  8,711         $        0       280,000         $78,320
  Chairman & CEO             1997    713,723    1,400,000         71,492            464,304        61,500          63,373
                             1996    606,250      965,000            673          4,143,750       438,500          50,985

George Lindahl III,          1998    491,021      455,000          1,910                  0       170,000          64,667
  President & COO            1997    403,862      650,000         94,919            124,461             0          30,227
                             1996    280,000      450,000            192          2,762,500       190,000          20,021

V. Richard Eales,            1998    371,333      340,000         66,299                  0       100,000          62,843
  Executive Vice President   1997    267,195      375,000        105,495            962,520             0          33,601
                             1996    230,000      275,000          1,689            464,100        84,000          24,110

Donald W. Niemiec,           1998    334,521      260,000            943                  0        84,000          26,021
  Vice President-Marketing   1997    253,995      295,000        142,110             75,734             0          18,497
                             1996    211,750      225,000             91          1,381,250        80,000          15,402

Morris B. Smith,             1998    292,958      220,000          4,281                  0        64,000          32,328
  Vice President and CFO     1997    229,605      240,000         72,099             46,750             0          24,989
                             1996    212,500      175,000            318            375,700        68,000          13,700

---------------

(1) Other Annual Compensation for 1998 includes: the 25% match on cash deferrals of salary or bonus in a Stock Unit Account under the Executive Deferred Compensation Plan (Mr. Eales, $52,833; Mr. Smith, $1,500); above-market interest on deferred compensation (Mr. Messman, $7,762; Mr. Eales, $11,767; Mr. Smith, $2,105); and reimbursements for Medicare tax on the supplemental thrift plan match by the Company and on the Company match on cash deferrals into a Stock Unit Account under the Executive Deferred Compensation Plan (Mr. Messman, $949; Mr. Lindahl, $1,910; Mr. Eales, $1,699; Mr. Niemiec, $943; Mr. Smith $676). Perquisites and other personal benefits for 1998 for each of the five most highly compensated executive officers did not exceed the lesser of $50,000 or 10% of the aggregate salary and bonus reported for the executive officer and, therefore, have not been included.

(2) The values of the Retention (Restricted) Stock Awards that are presented in the table are based on the value of the Common Stock as of the date awarded. As of December 31, 1998, the aggregate number of shares of Retention Stock and Rollover Retention Stock held and the value thereof were: Mr. Messman, 142,446 shares, $1,290,917; Mr. Lindahl, 73,333 shares, $664,580; Mr. Eales,
    45,600 shares, $413,250; Mr. Niemiec, 36,666 shares, $332,286; Mr. Smith,
    4,533 shares, $41,080. Dividends on the Retention Stock and Rollover Retention Stock are payable at the same rate as dividends on the Common Stock. The Retention (Restricted) Stock Awards for 1997 include the grant of an additional 10% of the number of shares of Retention Stock that would have vested in 1997, in consideration of the deferral in 1997 of the vesting of such Retention Stock until 1998 (Mr. Messman, 14,298 shares; Mr. Lindahl, 5,024 shares; Mr. Niemiec, 3,066 shares; Mr. Smith, 1,890 shares). Such additional 10% of Retention Stock vested in 1998. Additionally, in June 1997, Mr. Messman was awarded 3,405 shares of Retention Stock which vest in equal increments over a two-year period, commencing on June 3, 1998. Retention Stock awarded in 1996 vests as follows: 40% vests in equal increments over a three-year period commencing on the first anniversary of the award date, and the remaining 60% vests in equal increments on the fourth and fifth anniversaries of the award date (Mr. Messman, 150,000; Mr. Lindahl, 100,000; Mr. Niemiec, 50,000). Shares of Retention Stock awarded to Mr. Eales and Mr. Smith in 1996 vest in equal increments over a three-year period commencing on the first anniversary of the award date (Mr. Eales, 16,800; Mr. Smith, 13,600). "Rollover

    Retention Stock" are awards of Retention Stock which the Company awarded to an individual participant in exchange for UPC retention stock which the participant already held under the compensation plans of UPC (the "UPC Plans").

(3) All Other Compensation in 1998 consists of the Company match of thrift plan contributions (Mr. Messman, $48,180; Mr. Lindahl, $55,943; Mr. Eales, $43,413; Mr. Niemiec, $20,071; Mr. Smith, $25,555) and executive life insurance premiums (Mr. Messman, $30,140; Mr. Lindahl, $8,724; Mr. Eales, $19,430; Mr. Niemiec, $5,950; Mr. Smith, $6,773).

OPTION GRANT TABLE

     The following table sets forth information concerning individual grants of stock options during 1998 to the Chief Executive Officer and the other four most highly compensated executive officers. Stock appreciation rights were not granted in 1998:

                                                              INDIVIDUAL GRANTS
                                      -----------------------------------------------------------------
                                      NUMBER OF
                                      SECURITIES     % OF TOTAL
                                      UNDERLYING   OPTIONS GRANTED                           GRANT DATE
                                       OPTIONS      TO EMPLOYEES     EXERCISE   EXPIRATION    PRESENT
NAME                                  GRANTED(1)   IN FISCAL YEAR     PRICE        DATE       VALUE(2)
----                                  ----------   ---------------   --------   ----------   ----------
Jack L. Messman....................    280,000           9%           $17.04     07/14/08    $1,971,200
George Lindahl III.................    170,000           6%            17.04     07/14/08     1,196,800
V. Richard Eales...................    100,000           3%            17.04     07/14/08       704,000
Donald W. Niemiec..................     84,000           3%            17.04     07/14/08       591,360
Morris B. Smith....................     64,000           2%            17.04     07/14/08       450,560

---------------
(1) One-half of these options will vest upon the achievement of applicable stock price objectives on or prior to the third anniversary of the grant date, and the remaining 50% will vest upon the achievement of applicable stock price objectives on or prior to the fifth anniversary of the grant date. If an applicable objective is not met within the time period specified, the options related to that objective will be forfeited.

(2) Calculated in accordance with the Black-Scholes option pricing model. The assumptions used in such option pricing model are: expected volatility, 51%; expected dividend yield, 2.25%; expected option term, five years; and risk-free rate of return, 4.6%.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth individual exercises of stock options during 1998 and the year-end values of options to purchase Common Stock held by the Chief Executive Officer and the other four most highly compensated executive officers:

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED        VALUE OF IN-THE-MONEY
                               SHARES                      OPTIONS AT YEAR-END          OPTIONS AT YEAR-END
                             ACQUIRED ON     VALUE      -------------------------    -------------------------
NAME                          EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                         -----------    --------    -------------------------    -------------------------
Jack L. Messman..........         0            $0           1,129,489/415,916                  $0/0
George Lindahl III.......         0             0             514,401/253,333                   0/0
V. Richard Eales.........         0             0             313,406/128,000                   0/0
Donald W. Niemiec........         0             0             213,439/110,666                   0/0
Morris B. Smith..........         0             0             153,707/ 86,666                   0/0

EXECUTIVE DEFERRED COMPENSATION PLAN

     The Executive Deferred Compensation Plan is designed to allow executives to defer receipt of certain compensation, and consequently defer federal income taxes. Executive officers are permitted to defer up to 100% of their annual bonus and 100% of their base salary in excess of $160,000, gains on options to purchase Common Stock and awards of Retention Stock into Stock Unit Accounts and other investment accounts to be established from time to time by the Compensation Committee. For such deferrals to be effective, the executive officer must make a timely election. Under the Executive Deferred Compensation Plan, the Company will credit an additional 25% to the Stock Unit Account of any executive officer who elects to have his or her salary or bonus invested in the Stock Unit Account for a period of at least three years. The Company's matching contribution will remain invested until the officer terminates employment with the Company. Account balances are unsecured and unfunded obligations of the Company.

DEFINED BENEFIT PLANS

     Pensions are provided through the Pension Plan for Employees of Union Pacific Resources Group Inc. and Affiliates (the "Basic Plan"), and the Supplemental Pension Plan for Exempt Salaried Employees of Union Pacific Resources Company and Affiliates (the "Supplemental Plan"). The amount of the annual pension benefit from all sources is based upon average annual compensation for the 36 consecutive months of highest regular compensation (including up to three cash incentive payments within the 36-month period) within the 120-month period immediately preceding retirement ("final average earnings"). Regular compensation for this purpose is the aggregate amount reflected in the Salary and Bonus columns of the Summary Compensation Table on page 12. The credited years of employment for each of the five individuals named in the Summary Compensation Table are as follows: Mr. Messman 18, Mr. Lindahl 11, Mr. Eales 8, Mr. Niemiec 16 and Mr. Smith 22.

     The Supplemental Plan is a non-contributory plan which provides, unlike the Basic Plan, (1) for the grant of additional years of employment and deemed age to officers and certain managers, (2) for the inclusion of earnings in excess of the limits contained in the Internal Revenue Code of 1986, as amended (the "Code"), (3) for deferred incentive compensation in the calculation of final average earnings, and (4) for any benefits in excess of the limitations provided for under the Code. Messrs. Messman, Lindahl, Eales, Niemiec and Smith have accrued benefits under the Supplemental Plan.

     Consistent with prior practice when the Company was a wholly owned subsidiary of UPC, in 1998 the Company purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan for the Chief Executive Officer and the other four most highly compensated executive officers, and has paid the federal income taxes on behalf of such executive officers in connection with these purchases. These purchases reduce the Company's obligations under the Supplemental Plan. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the Supplemental Plan net of federal income taxes will be the same as the amount that would have been received from the Supplemental Plan net of federal income taxes if the annuity had not been purchased.

     The estimated annual benefits payable under the Basic Plan and Supplemental Plan at normal retirement at age 65 based upon final average earnings and years of employment are illustrated in the following table:

                                                            PENSION PLAN TABLE
                             ---------------------------------------------------------------------------------
                             15 YEARS OF   20 YEARS OF   25 YEARS OF   30 YEARS OF   35 YEARS OF   40 YEARS OF
FINAL AVERAGE EARNINGS       EMPLOYMENT    EMPLOYMENT    EMPLOYMENT    EMPLOYMENT    EMPLOYMENT    EMPLOYMENT
----------------------       -----------   -----------   -----------   -----------   -----------   -----------
$  200,000.................   $ 47,398      $ 63,198     $   78,997    $   94,796    $  103,926    $  113,055
   400,000.................     97,408       129,878        162,347       194,816       213,946       233,075
   600,000.................    147,418       196,558        245,697       294,836       323,966       353,095
   800,000.................    197,428       263,238        329,047       394,856       433,986       473,115
 1,000,000.................    247,438       329,918        412,397       494,876       544,006       593,135
 1,200,000.................    297,448       396,598        495,747       594,896       654,026       713,155
 1,400,000.................    347,458       463,278        579,097       694,916       764,046       833,175
 1,600,000.................    397,468       529,958        662,447       794,936       874,066       953,195
 1,800,000.................    447,478       596,638        745,797       894,956       984,086     1,073,215
 2,000,000.................    497,488       663,318        829,147       994,976     1,094,106     1,193,235
 2,200,000.................    547,498       729,998        912,497     1,094,996     1,204,126     1,313,255
 2,400,000.................    597,508       796,678        995,847     1,195,016     1,314,146     1,433,275
 2,600,000.................    647,518       863,358      1,079,197     1,295,036     1,424,166     1,553,295
 2,800,000.................    697,528       930,038      1,162,547     1,395,056     1,534,186     1,673,315
 3,000,000.................    747,538       996,718      1,245,897     1,495,076     1,644,206     1,793,335

     The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with a 50% surviving spouse benefit and reflect offsets for Social Security.

CHANGE IN CONTROL AGREEMENTS FOR EXECUTIVE OFFICERS

     The Board has approved change in control agreements for executive officers, including the Chief Executive Officer and the other four most highly compensated executive officers. In the event of a "change in control"(as hereinafter defined), if the executive officer is involuntarily terminated without "cause" (as hereinafter defined) or terminates employment for "good reason"(as hereinafter defined)(a "qualified termination") within 36 months following the change in control, such executive officer will receive severance compensation.

     Jack L. Messman, Chairman of the Board and Chief Executive Officer, is entitled to receive severance compensation equal to three times his base salary and the average of his bonuses for the preceding two years. Each of George Lindahl III and V. Richard Eales, President and Chief Operating Officer and Executive Vice President, respectively, is entitled to receive severance compensation equal to two and one-half times his respective base salary and the average of his respective bonuses for the preceding two years. Each of Donald W. Niemiec and Morris B. Smith, each a Vice President, is entitled to receive severance compensation equal to two times his respective base salary and the average of his respective bonuses for the preceding two years.

     In addition to the monetary compensation described above, in the event of a qualified termination of employment following a change in control, the executive officers (1) are entitled to receive an acceleration of the vesting of all unvested stock options and lapsing of all restrictions on Retention Stock awards, unless the agreement granting such stock options and awarding such Retention Stock specifically provides otherwise, (2) are entitled to receive continuation of all life, disability, accident and health insurance for 24 to 36 months following termination and (3) will be deemed to have an additional 24 to 36 months of benefit credit under the Supplemental Plan and supplemental thrift plan either as part of the benefit otherwise payable or in a lump sum. There is a gross-up provision for excise taxes, as described below, and no requirement for the executive officer to mitigate the Company's obligation to pay benefits by seeking other employment, nor will benefits be reduced as a result of compensation from subsequent employers.

     The change in control agreements were amended in January 1999 to provide that, in the event of a qualified termination within 36 months after a change in control, the executive officer will have the shorter of five years following such qualified termination, or the remaining term of an option, within which to exercise such option. The agreements were further amended to provide that, immediately upon a change in control, and without any requirement for a qualified termination, all options then held by the executive officer would become fully exercisable (other than options that become exercisable solely upon the attainment of performance targets which, at the time of the change in control, have not been met) and all restrictions pertaining to any shares of Retention Stock then held by the executive officer would immediately lapse or be deemed fully satisfied (other than Retention Stock that vests only upon the attainment of performance targets which, at the time of the change in control, have not been met). The Compensation Committee and the Board believed that these changes were necessary to make the Company more competitive and to ensure that executive officers remain with the Company during the current transition period. At the same time, they were mindful that the Company may, at some point, seek to enter into a pooling of interests transaction and, therefore, included in the amendment a provision that, if the Company desires to engage in a transaction which is intended to be accounted for as a pooling of interests under applicable accounting rules, and if the existence or implementation of any provision of the foregoing amendments is deemed to prevent the pooling of interests in a transaction that is otherwise eligible to be accounted for as a pooling of interests, then such amendment and any actions taken in reliance on such amendment will be deemed null and void to the extent necessary to allow a pooling of interests.

     Section 280G of the Code denies a deduction to a corporation making an "excess parachute payment" to a "disqualified person." A "disqualified person" includes, among other individuals, any officer of the corporation. The term "excess parachute payment" means a payment equal to the excess of any "parachute payment" over the relevant "base amount." A "parachute payment" is any payment (in cash, property or fringe benefits) in the nature of compensation (i.e., in recognition of services) to a disqualified person which (i) is made contingent on a change in control and (ii) equals or exceeds three times the disqualified person's base amount (i.e., average total compensation paid over a five-year period). Thus, for example, if an executive officer's base amount were $100,000, then a change in control payment of $300,000 would be deemed a parachute payment and $200,000 would be the "excess" portion of the parachute payment (i.e., the amount by which the parachute payment exceeds the base amount). In such case, the corporation would not be entitled to deduct the $200,000 excess amount, and the disqualified person would be subject to a 20% excise tax on such amount, in addition to the ordinary income tax rate which would apply to such payment (39.6% if the person is in the highest tax bracket). The change in control agreements provide a gross-up provision that essentially negates the impact of the 20% excise tax. In addition, the Company will reimburse the executive officer for all legal fees and expenses incurred in connection with the enforcement of his or her agreement.

     Pursuant to the change in control agreements, a "change in control" is defined as the occurrence of any one of the following events: (1) any "person" or persons acting together as an entity become beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of 15% or more of the Company's voting shares, (2) certain specified majority changes in Board composition, (3) the approval by shareholders of a merger or consolidation resulting in the Company's shareholders holding less than 50% of the voting shares of the surviving entity and (4) the approval by shareholders of a plan of complete liquidation of the Company. The executive officer has 36 months after a change of control event within which he or she will be provided such severance protection. During such 36 months, the executive officer will receive the severance compensation and other benefits described above if, and at such time as, (i) the executive officer is involuntarily terminated without "cause" by the Company or its successor organization or (ii) the executive officer determines that he or she has "good reason" for which to terminate employment. "Good reason" consists of
(a) a reduction in total compensation (i.e., sum of base salary and bonus), (b) a diminution of job duties and responsibilities, (c) a relocation of more than a specified number of miles, (d) a failure to pay any previously deferred compensation, (e) a failure to provide equivalent or reasonably equivalent benefits (e.g., health insurance) compared to those that were in place prior to the change in control or (f) a failure by the Company to honor all the terms and provisions of the executive officer's change in control agreement. "Cause" for termination means the willful failure by the executive officer to perform his or her duties with the Company after a written notice demanding substantial performance has been delivered to the executive officer or the willful engaging by the executive officer in conduct which is materially injurious to the Company.

     In addition, after a period of one year following a change in control, the executive officer will have 30 days to elect to leave the Company for reasons other than good reason and be entitled to receive 50% of the severance compensation and other benefits described above. Before or after such 30-day period, if the executive officer voluntarily terminates his or her employment with the Company without good reason, the executive officer would not be eligible for such severance compensation or other benefits under the change in control agreement.

     The Compensation Committee and the Board determined that the Company would gain several advantages from the change in control agreements. The agreements, which reflect competitive practices, will provide some degree of economic security to executive officers, thereby enabling top management to remain objective and responsive to shareholder interests in the event that a change in control transaction opportunity occurs.

PERFORMANCE GRAPH

     The graph set forth below provides an indicator of cumulative total shareholder returns on an investment of $100 in shares of Common Stock as compared to an investment of $100 in the S&P 500 Stock Index and a "peer group" over the period from October 10, 1995, the first trading date of the Common Stock in connection with the Company's initial public offering, through December 31, 1998. Total shareholder returns assume dividend reinvestment. The peer group consists of Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources, Inc., Enron Oil & Gas Company, Noble Affiliates, Inc. and Vastar Resources, Inc.

               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURNS
                        COMPANY, S&P 500 AND PEER GROUP
                  (FROM OCTOBER 10, 1995 TO DECEMBER 31, 1998)
PERFORMANCE GRAPH

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                   PEER GROUP         COMPANY           S&P 500
10/10/95                                                       100               100               100
12/31/95                                                    111.31            121.07            107.21
12/31/96                                                    137.10            139.41            131.83
12/31/97                                                    123.49            117.48            175.81
12/31/98                                                    109.01             44.56            226.05

                   SECURITY OWNERSHIP OF EXECUTIVE OFFICERS,
                    DIRECTORS AND CERTAIN BENEFICIAL OWNERS

EXECUTIVE OFFICERS AND DIRECTORS

     The following table summarizes (A) the beneficial ownership of the Common Stock as of March 9, 1999, by (i) the Chief Executive Officer, (ii) the other four most highly compensated executive officers, (iii) the directors and (iv) all directors and executive officers as a group, and (B) the number of whole stock units attributed to each such executive officer, outside director and all directors and executive officers as a group under the Executive Deferred Compensation Plan and Directors Deferred Compensation Plan, as applicable (a "Stock Unit"), as of March 9, 1999. None of the individual or collective holdings listed below exceeds 1% of any class of equity securities of the Company.

                                                                 NUMBER OF
                                                                 SHARES OF
                                                                COMMON STOCK      NUMBER OF
                                                                BENEFICIALLY     STOCK UNITS
NAME                                                              OWNED(1)      ATTRIBUTED(2)
----                                                            ------------    -------------
Jack L. Messman.............................................     1,841,781         238,256
George Lindahl III..........................................       820,227          84,479
V. Richard Eales............................................       554,331          18,965
Donald W. Niemiec...........................................       398,910          24,597
Morris B. Smith.............................................       270,626          34,047
H. Jesse Arnelle............................................        12,472           1,912
Lynne V. Cheney.............................................        16,738           6,086
Preston M. Geren III........................................        19,100           4,138
Lawrence M. Jones...........................................        17,494           1,912
Drew Lewis(3)...............................................       109,657           4,860
Claudine B. Malone..........................................        17,680           1,912
John W. Poduska, Sr.........................................        32,246           8,524
Michael E. Rossi............................................         9,600             206
Samuel K. Skinner...........................................        15,600           4,404
James R. Thompson...........................................        13,400           9,431
All directors and executive officers as a group (19
  persons)..................................................     4,572,009         507,554

---------------

(1) Included in the number of shares of Common Stock Beneficially Owned are shares which such persons have the right to acquire within 60 days of March 9, 1999, pursuant to options to purchase such Common Stock (Mr. Messman, 1,129,489; Mr. Lindahl, 514,401; Mr. Eales, 313,406; Mr. Niemiec, 213,439;
    Mr. Smith, 153,707; Mr. Arnelle, 11,400; Mrs. Cheney, 11,400; Mr. Geren, 10,400; Mr. Jones, 11,400; Mr. Lewis, 10,400; Ms. Malone, 11,400; Mr.
    Poduska, 11,400; Mr. Rossi, 9,100; Mr. Skinner, 10,400; Mr. Thompson, 11,400); shares of Retention Stock (Mr. Messman, 636,615; Mr. Lindahl, 288,279; Mr. Eales, 203,738; Mr. Niemiec, 155,537; Mr. Smith, 108,387); and
    shares of Common Stock held in the Company's thrift plan (Mr. Messman, 5,594; Mr. Lindahl, 2,596; Mr. Eales, 1,514; Mr. Niemiec, 3,035; Mr. Smith, 2,918).

(2) Included in the number of Stock Units Attributed is the Company's 25% match on cash deferrals into Stock Units. Stock Unit Accounts are credited with the amount deferred and include the reinvestment of dividends in additional Stock Units. The value of a Stock Unit fluctuates based on changes in the price of the Common Stock. The Stock Units are unsecured and unfunded obligations of the Company and carry no voting rights.

(3) Excludes 1,000 shares of Common Stock in a Keogh account beneficially owned by Mrs. Drew Lewis as to which Mr. Lewis disclaims any beneficial ownership.

CERTAIN BENEFICIAL OWNERS

     The following table sets forth the shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock:

                                                                  NUMBER OF SHARES
NAME AND ADDRESS OF                                                OF COMMON STOCK       PERCENT OF
BENEFICIAL OWNER                                                BENEFICIALLY OWNED(1)     CLASS(1)
-------------------                                             ---------------------    ----------
Wellington Management Company, LLP(2).......................         19,686,700            7.84%
75 State Street
Boston, Massachusetts 02109

Dodge & Cox.................................................         15,317,803            6.10%
One Sansome St., 35th Floor
San Francisco, California 94104

---------------

(1) Information presented is based upon Schedule 13G filings, which present beneficial ownership information as of December 31, 1998.

(2) Includes the holdings of the Vanguard Windsor Fund of 15,510,600 shares representing 6.18% of the Common Stock.

2. APPROVAL OF AMENDMENTS TO THE 1995 STOCK OPTION AND RETENTION STOCK PLAN, AS AMENDED AND RESTATED

     At the Annual Meeting, shareholders will be asked to approve a proposal which includes two amendments to the Company's 1995 Stock Option and Retention Stock Plan, as amended and restated effective June 1, 1997, originally adopted in September 1995 (the "1995 Plan"). The 1995 Plan provides for grants of non-qualified stock options, incentive stock options and stock appreciation rights (collectively "Options") and awards of Retention Stock to officers, to non-officer executives and, through the Company's broad-based option program, to all eligible employees. The proposed amendments have been unanimously approved by the Compensation Committee and the Board.

PROPOSED AMENDMENTS

     The amendments would increase the number of available shares under the 1995 Plan from 16,000,000 to 23,000,000 (the "Share Increase Amendment"), and increase the per-person limitation applicable to Options granted and Retention Stock awarded to individual participants from 10% to 25% of the available shares (the "25% Limitation Amendment"). A summary of these changes is set forth below.

     The Share Increase Amendment. Under the 1995 Plan, an aggregate of 16,000,000 shares of Common Stock have been available for grants of Options and awards of Retention Stock. The Company is proposing an increase in the aggregate number of shares available under the 1995 Plan by 7,000,000 to 23,000,000.

     As of March 9, 1999, the Company had made grants and awards covering 13,630,366 shares under the 1995 Plan, including 5,113,040 grants and awards made to all qualified non-executive employees under the Company's broad-based option program. Also included in the total shares granted and awarded under the 1995 Plan are awards of 1,474,439 shares of Retention Stock and Option grants covering 1,006,439 shares of Common Stock made in the first quarter of 1999 to the executive officers, including the Chief Executive Officer and the other four most highly compensated executive officers, as well as certain non-officer executives. As of March 9, 1999, there were 3,014,804 shares remaining available for future grants of Options and awards of Retention Stock under the 1995 Plan, including shares subject to previously granted Options and Retention Stock which have again become available for grant after such Options and Retention Stock were cancelled, forfeited, expired or terminated pursuant to the terms of the 1995 Plan.

     The increase in shares proposed in the Share Increase Amendment is based on the results of a study conducted by an independent consulting firm retained by the Company showing that, based on data as of December 1997, the Company is below the 25th percentile of the comparable companies referenced for executive compensation purposes with regard to the percentage of shares outstanding which are available for issuance, as well as with regard to the average annual grants made to employees as a percentage of shares outstanding. The Compensation Committee and the Board believe that the additional authorized shares are needed under the 1995 Plan to attract, retain and motivate key employees and to provide the Compensation Committee with the flexibility it needs to award long-term incentives to employees of the Company.

     The 25% Limitation Amendment. The 25% Limitation Amendment would increase the cumulative limitation applicable to Option grants and Retention Stock awards to an individual participant from 10% to 25% of the available shares (excluding Rollover Options and Rollover Retention Stock, as defined below, from the calculation of the 25% limitation). In order to comply with Section 162(m) of the Code, the 1995 Plan imposes a "per-person" limitation on the number of Option grants and Retention Stock awards. The 1995 Plan currently provides that no more than 10% of the available shares of Common Stock can be granted or awarded to any participant in the form of Options or Retention Stock over the term of the 1995 Plan. The 25% Limitation Amendment provides the Compensation Committee with greater flexibility in rewarding outstanding performance and attracting and retaining superior employees. In that regard, the cumulative number of shares subject to Options granted and Retention Stock awarded to the Chief Executive Officer, including the grants and awards made in the first quarter of 1999, is 10% of the total number of shares available under the 1995 Plan (prior to the Share Increase Amendment), thus limiting the Compensation Committee's alternatives for providing long-term incentive compensation. Rollover Options are options which were granted by the Company to an individual participant in exchange for options to purchase common stock of UPC which the participant already held under the UPC Plans.

DESCRIPTION OF THE 1995 PLAN

     The Compensation Committee and the Board believe that attracting, motivating and retaining employees of superior ability is essential to the Company's future growth and success. In their opinion, the long-term success of the Company is enhanced by a compensation program which includes long-term incentives relating compensation to increases in shareholder value, aligns the interests of employees with those of the Company's shareholders and retains key employees. Accordingly, Options and Retention Stock have been, and are expected to continue to be, a key element of compensation for the Company's officers and employees. The amendments to the 1995 Plan are being submitted to shareholders to meet the requirements of the Code, the New York Stock Exchange and the 1995 Plan for shareholder approval.

     The following is a brief description of the material features of the 1995 Plan as currently in effect and as modified by the proposed amendments. This description is not intended to be a complete description of all of the terms of the 1995 Plan. A copy of the full plan document will be furnished without charge to any shareholder upon written request to the attention of the Company's Investor Relations Department at 777 Main Street, Fort Worth, Texas 76102.

     Administration. The 1995 Plan is administered by the Compensation Committee. Only directors who are not employees of the Company or its subsidiaries may serve on the Compensation Committee. If any member of the Compensation Committee does not qualify as a "Non-Employee Director" under Rule 16b-3 under the Exchange Act or an "outside director" under Section 162(m) of the Code, the Compensation Committee may function through a subcommittee composed solely of two or more qualifying members, or the non-qualifying member of the Compensation Committee may abstain or recuse himself or herself from actions that would be affected by his or her non-qualifying status.

     The Compensation Committee will grant Options and award Retention Stock and determine the terms and conditions of such Options and Retention Stock. Additionally, the Compensation Committee has full authority to construe and interpret the 1995 Plan, to establish, amend and rescind rules and regulations relating to the 1995 Plan and to take all such steps and make all such determinations in connection with the 1995 Plan, and Options and Retention Stock granted thereunder, as it deems necessary or advisable. Future awards under the 1995 Plan are not determinable because specific grants and awards are made at the discretion of the Compensation Committee, depending upon a variety of factors.

     Shares Available Under the 1995 Plan and Per-Person Limitations. As modified by the proposed amendments, the total number of shares of Common Stock available for grants and awards under the 1995 Plan would be 23,000,000 (rather than 16,000,000), and over its term (i.e., through September 27, 2005), no participant could receive grants of Options (excluding Rollover Options) or awards of Retention Stock (excluding Rollover Retention Stock) covering more than 25% (rather than 10%) of the shares of the Common Stock available under the 1995 Plan, or 5,750,000 million shares (rather than 1,600,000), subject to adjustment, as described below. Shares subject to a grant or an award that is canceled, forfeited, expires or terminates without delivery of shares may again be available for grants or awards under the 1995 Plan, except that shares to which a stock appreciation right ("SAR") relates will be counted against the 1995 Plan limits when the SAR is exercised. Shares of Common Stock issued under the 1995 Plan may be either authorized and unissued shares or shares previously issued and reacquired by the Company.

     Adjustments and Extraordinary Corporate Events. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, spinoff, reorganization, liquidation or any other change in the corporate structure or capital stock of the Company, equitable adjustments may be made in (1) the number or kind of shares authorized by the 1995 Plan, (2) the option price of outstanding Options and (3) the number and kind of shares or other securities or property subject to outstanding Option grants or Retention Stock awards.

     Eligibility. Employees of the Company and its subsidiaries, including executive officers, are eligible to be granted Options and awarded Retention Stock under the 1995 Plan. As of March 9, 1999, approximately 1,640 persons were considered eligible for grants and awards under the 1995 Plan. Option grants and Retention Stock awards have already been granted under the 1995 Plan to approximately 1,600 eligible participants.

     Stock Options. The Compensation Committee is authorized to grant Options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to optionees, and non-qualified stock options (i.e., options not qualifying as ISOs). The option exercise price per share subject to a stock option (other than a Rollover Option) will in each case equal at least 100% of the fair market value of a share of Common Stock on the date of grant. As of March 9, 1999, the fair market value of a share of Common Stock was $9.65. Rollover Options generally were granted with an option exercise price that preserved the aggregate gain or loss implicit in the UPC stock options surrendered in exchange for such Rollover Options. No further Rollover Options will be granted. Stock options in no event will be exercisable subsequent to the tenth anniversary of the date on which the stock option is granted.

     The 1995 Plan originally limited the exercise period following termination of employment to three months, except in the case of death, disability or retirement. The 1995 Plan has been amended by the Board to grant the Compensation Committee discretion to extend the exercise period for stock options following terminations of employment, including terminations following a change in control. In general, a stock option may not be exercised prior to the first anniversary of the date on which the stock option is granted or, in the case of Rollover Options, prior to the date of exercise of the UPC stock option for which the Rollover Option was exchanged, or such longer period or periods, and subject to such conditions, as the Compensation Committee may determine. The Compensation Committee has the discretion to accelerate the vesting of stock options. Stock options may be exercised by payment of the option exercise price in cash or, at the discretion of the Committee, shares of Common Stock having a fair market value equal to the option exercise price. The Compensation Committee may also permit the option exercise price to be paid in the form of withheld shares of Common Stock otherwise distributable to the optionee on exercise. ISOs are subject to certain additional limitations in order to qualify for favorable tax treatment.

     SARs. The Compensation Committee is authorized to grant SARs in connection with non-qualified options. Each SAR will entitle the optionee to receive from the Company, in exchange for the surrender of the SAR and the unexercised related option, an amount equal to the excess of the fair market value of one share of Common Stock over the option exercise price per share times the number of shares covered by the option, or portion thereof, which is surrendered. Payment will be made in shares of Common Stock valued at fair market value, or in cash, or partly in shares of Common Stock and partly in cash, all as determined by the Compensation Committee. Except for the provisions with respect to payment, SARs are subject to the same terms and conditions described above with respect to stock options.

     Retention Stock. The Compensation Committee is authorized to award Retention Stock. Retention Stock is an award of shares of Common Stock which may not be sold or disposed of prior to the end of a restricted period specified by the Compensation Committee, and which may be forfeited in the event of termination of employment or upon failure to meet specified performance objectives. Originally, the restricted period for Retention Stock could not be less than one year, except for Rollover Retention Stock which has restrictions that will not terminate prior to three years after the date of award of the UPC retention stock for which such Rollover Retention Stock was exchanged. The 1995 Plan has been amended to give the Compensation Committee the flexibility to accelerate the vesting of Retention Stock to less than one year, including in the event of a change in control. A participant awarded Retention Stock generally has all of the rights of a shareholder of the Company, including the right to vote and receive dividends and distributions with respect to the shares of Common Stock subject to the award.

     Other Terms of Grants and Awards. Grants and awards under the 1995 Plan are generally made without a requirement that the participant pay consideration in the form of cash or property for the grant or award (as distinguished from payment associated with the exercise of a stock option). The 1995 Plan has been amended to provide that, with respect to any amendment to the 1995 Plan which becomes effective on or after

January 21, 1999, if the Company desires to engage in a transaction which is intended to be accounted for as a pooling of interests under applicable accounting rules, and if the existence or operation of any such amendment will prevent pooling of interest treatment in a transaction that is otherwise eligible to be accounted for as a pooling of interests, then such amendment and any actions taken in reliance on such amendment will be deemed null and void to the extent necessary to allow a pooling of interests.

     Amendment and Termination. The Board may at any time terminate the 1995 Plan with respect to any shares of Common Stock not at that time subject to outstanding Options or Retention Stock, and may from time to time alter or amend the 1995 Plan or any part thereof, provided that no change with respect to any Options or Retention Stock theretofore granted or awarded may be made which would impair the rights of an optionee or participant without the consent of such optionee or participant. Furthermore, the 1995 Plan requires the Board to seek shareholder approval for any amendment designed to (i) increase the maximum number of shares of Common Stock subject to the 1995 Plan, (ii) extend the term of the 1995 Plan, (iii) change the class of eligible persons who may receive grants of Options or awards of Retention Stock under the 1995 Plan or (iv) increase the limitation on the maximum number of shares that any participant may receive under the 1995 Plan. The 1995 Plan provides that no Options or Retention Stock may be granted or awarded after September 27, 2005, but grants or awards of Options and Retention Stock theretofore granted or awarded may extend beyond that date and the terms and conditions of the 1995 Plan will continue to apply thereto.

FEDERAL INCOME TAX IMPLICATIONS

     ISOs. The grant of an ISO will create no tax consequences for the optionee. An optionee will not have taxable income upon exercising an ISO, except that the alternative minimum tax may apply. Generally, the difference between the fair market value of the shares of Common Stock purchased upon exercise of an ISO (generally measured as of the date of exercise) and the amount paid for those shares upon exercise of the ISO gives rise to an adjustment to income for purposes of the alternative minimum tax. An alternative minimum tax adjustment applies unless a disqualifying disposition (described below) occurs in the same calendar year as the exercise of the ISO. The alternative minimum tax (imposed to the extent it exceeds the taxpayer's regular tax) currently is 26% to 28% of an individual taxpayer's alternative minimum taxable income.

     If the optionee holds the shares of Common Stock acquired upon exercise of an ISO (the "ISO Shares") for one year after the date the stock option was exercised and for two years after the date the stock option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

     If the optionee disposes of ISO Shares prior to the expiration of either of the above-required holding periods (i.e., a disqualifying disposition), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise and the option exercise price, will be treated as ordinary income. Any additional gain on disposition of the ISO Shares will be long- or short-term capital gain, depending upon whether or not the ISO Shares were held for the required holding period.

     Non-Qualified Stock Options. The grant of non-qualified stock options will create no tax consequences for the optionee. Upon exercise of a non-qualified stock option, the optionee must recognize ordinary income equal to the difference between the fair market value of the shares of Common Stock acquired on the date of exercise and the option exercise price thereof. An optionee's subsequent disposition of the shares of Common Stock acquired upon the exercise of a non-qualified stock option generally will result in long- or short-term capital gain or loss measured by the difference between the sale price and the optionee's tax basis in such shares (the tax basis generally being the option exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the stock option).

     SARs. The grant of an SAR will create no tax consequences for the optionee. Upon exercise of an SAR, the optionee generally must recognize ordinary income equal to the cash or the fair market value of any shares of Common Stock received.

     Tax Consequences of Options and SARs to the Company. The grant of a stock option or an SAR will create no tax consequences for the Company. The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the optionee in connection with the exercise of a stock option or an SAR. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to an optionee. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the ISO Shares for the applicable holding periods described earlier.

     Retention Stock. Because Retention Stock awarded under the 1995 Plan is restricted as to transferability and subject to a substantial risk of forfeiture for a period of time after being awarded, a participant generally will not be subject to taxation at the time of such award. The participant generally must recognize ordinary income equal to the fair market value of the shares of Common Stock at the first time the Retention Stock becomes transferable or not subject to a substantial risk of forfeiture. A participant may, however, elect to be taxed at the time of award of Retention Stock rather than upon lapse of the restriction on transferability or the substantial risk of forfeiture. If a participant makes such an election but subsequently forfeits the Retention Stock, he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the Retention Stock on which he or she previously paid tax. In connection with Retention Stock, the Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant (except as limited under Section 162(m) of the Code, discussed below), in the year in which the participant recognizes such income.

     Section 162(m) of the Code. Section 162(m) of the Code generally disallows a public company's tax deduction for compensation to certain executive officers, defined as "covered employees," in excess of $1,000,000 in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1,000,000 deductibility cap and, therefore, remains fully deductible even if it exceeds $1,000,000. The Company intends that Options granted and any performance-based Retention Stock awarded under the 1995 Plan qualify as such "performance-based compensation," so that such grants and awards will not be subject to the $1,000,000 deductibility cap of Section 162(m). A number of requirements must be met in order for particular compensation to qualify, however, so there can be no assurance that such compensation under the 1995 Plan will be fully deductible under all circumstances. In addition, Retention Stock not subject to performance conditions will not be deductible to the extent that such compensation together with all other non-performance-based compensation paid to a covered employee exceeds $1,000,000 in a given year.

     The foregoing general discussion is intended for the information of shareholders considering how to vote and not as tax guidance to optionees and participants. Different tax rules may apply to specific optionees and participants and to specific transactions, including, where applicable, in the case of payment of the option exercise price by surrender of previously acquired shares. This discussion does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local or foreign tax laws. Optionees and participants should consult a tax advisor as to the tax consequences of participation in the 1995 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2 TO APPROVE AMENDMENTS TO THE 1995 STOCK OPTION AND RETENTION STOCK PLAN, AS AMENDED AND RESTATED.

3. APPROVAL OF AMENDMENT TO THE 1995 DIRECTORS STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

     At the Annual Meeting, shareholders will be asked to approve an amendment to the Company's 1995 Directors Stock Incentive Plan, as amended and restated effective July 14, 1998 (the "1995 Directors Stock Incentive Plan"). The amendment would increase the number of shares of Common Stock that may be issued under the 1995 Directors Stock Incentive Plan from 1,000,000 to 1,500,000 (the "Share Increase Amendment"). The Share Increase Amendment has been unanimously approved by the Compensation Committee and the Board.

THE SHARE INCREASE AMENDMENT

     Under the Company's 1995 Directors Stock Incentive Plan, an aggregate of 1,000,000 shares of Common Stock have been reserved for issuance. The Company is proposing to increase by 500,000 the aggregate number of shares that may be issued pursuant to the 1995 Directors Stock Incentive Plan from 1,000,000 to 1,500,000.

     As of March 9, 1999, the Company has made grants of options covering 783,700 shares under the 1995 Directors Stock Incentive Plan. As of that date, there were 216,300 shares remaining available for future grants of stock options and awards of other equity-based compensation. The increase in the number of shares that may be issued under the 1995 Directors Stock Incentive Plan from 1,000,000 to 1,500,000 is necessitated by an overall change in the composition of director compensation since the 1995 Directors Stock Incentive Plan was originally adopted in 1995, including the increased use of equity-based compensation.

DESCRIPTION OF DIRECTORS 1995 STOCK INCENTIVE PLAN

     The following is a brief description of the material features of the 1995 Directors Stock Incentive Plan as presently in effect and as modified by the proposed Share Increase Amendment. This description is not intended to be a complete description of all of the terms of the 1995 Directors Stock Incentive Plan. A copy of the full plan document will be furnished without charge to any shareholder upon written request to the attention of the Company's Investor Relations Department at 777 Main Street, Fort Worth, Texas 76102.

     The purpose of the 1995 Directors Stock Incentive Plan is to provide stock options and other forms of equity-based compensation to outside directors of the Company in order to attract, retain and encourage the highest level of director performance and to promote long-term shareholder value. The 1995 Directors Stock Incentive Plan provides outside directors with a proprietary interest in the Company's success and progress through a grant of options to purchase shares of Common Stock or award of other equity-based compensation. Participation in the 1995 Directors Stock Incentive Plan is limited to outside directors.

     The 1995 Directors Stock Incentive Plan currently provides for discretionary grants of options and awards of other forms of equity-based compensation. For a detailed description of the amendments made to the 1995 Directors Stock Incentive Plan and grants of stock options made to directors since the Plan was adopted, see the discussion of the 1995 Directors Stock Incentive Plan beginning on page 6, under "Compensation of Outside
Directors -- Amended and Restated 1995 Directors Stock Incentive Plan."

     The 1995 Directors Stock Incentive Plan is administered by the Compensation Committee. The Compensation Committee's interpretations of the 1995 Directors Stock Incentive Plan, including factual determinations, will be conclusive and binding. The 1995 Directors Stock Incentive Plan provides that the exercise price of a stock option may be paid in cash or previously acquired shares of Common Stock.

     There are currently ten directors eligible to participate in the 1995 Directors Stock Incentive Plan. Subject to shareholder approval of the Share Increase Amendment, an aggregate of 1,500,000 shares of the Common Stock could be issued pursuant to grants and awards under the 1995 Directors Stock Incentive Plan, subject to adjustment under circumstances similar to those described under "Proposal 2 -- Approval of Amendments to the 1995 Stock Option and Retention Stock Plan, as Amended and Restated -- Description of 1995 Plan -- Adjustments and Extraordinary Corporate Events." Future grants and awards under the 1995

Directors Stock Incentive Plan are not determinable because specific grants and awards are made at the discretion of the Board, depending upon a variety of factors.

     Amendment and Termination. The Board may amend or terminate the 1995 Directors Stock Incentive Plan at any time; provided, however, that the Board is required to seek shareholder approval with respect to any amendment which would cause the 1995 Directors Stock Incentive Plan, or any grant of options or awards of other equity-based compensation thereunder, to fail to comply with New York Stock Exchange requirements or Rule 16b-3 under the Exchange Act. The 1995 Directors Stock Incentive Plan is scheduled to expire on March 5, 2008, unless otherwise extended by the Board with shareholder approval. In general, any amendment or termination of the 1995 Directors Stock Incentive Plan will not, without the participant's consent, result in the amendment or termination of any participant's outstanding grants or awards; provided, however, that the 1995 Directors Stock Incentive Plan has been amended to provide that, if the Company desires to engage in a transaction which is intended to be accounted for as a pooling of interests under applicable accounting rules, and if the existence or operation of any amendment to the 1995 Directors Stock Incentive Plan which becomes effective on or after January 21, 1999, would prevent the pooling of interests in a transaction that is otherwise eligible to be accounted for as a pooling of interests, then such amendment and any actions taken in reliance on such amendment will be deemed null and void to the extent necessary to allow a pooling of interests.

     Federal Income Tax Implications. Stock options granted under the 1995 Plan are non-qualified stock options for federal income tax purposes, and any restricted stock awarded would be treated the same as Retention Stock as described under the summary of tax consequences set forth above under, "Proposal 2 -- Approval of Amendments to the 1995 Stock Option and Retention Stock Plan, as Amended and Restated -- Federal Income Tax Implications -- Non-Qualified Stock Options" and "Retention Stock."

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3 TO APPROVE THE AMENDMENT TO THE 1995 DIRECTORS STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED.

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP has been selected as the Company's independent auditors for the 1999 fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if such representatives desire to do so and will be available to respond to appropriate questions from shareholders of the Company.

     On December 4, 1997, the Company, with the approval of the Audit Committee of the Board of Directors, dismissed Deloitte & Touche LLP ("D&T") as its independent auditors effective upon D&T's completion of its audit of the Company's financial statement for the fiscal year ended December 31, 1997. The report of D&T on the financial statements of the Company for the 1997 fiscal year did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During the period between December 31, 1996, and the date on which D&T was dismissed, there was no disagreement between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused D&T to make a reference to the subject matter of such disagreement in connection with its report on the Company's financial statements.

                                 OTHER BUSINESS

     The only business to come before the Annual Meeting of which the Company is aware is set forth in this Proxy Statement. If any other business is presented for action, it is intended that discretionary authority to vote the proxies will be exercised in respect thereof.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

                                      UPR

                                      1995

                      STOCK OPTION AND RETENTION STOCK PLAN

                                       OF

                       UNION PACIFIC RESOURCES GROUP INC.

                             AS AMENDED AND RESTATED
                            (EFFECTIVE JUNE 1, 1997)

                   1995 STOCK OPTION AND RETENTION STOCK PLAN
                      OF UNION PACIFIC RESOURCES GROUP INC.
                (AS AMENDED AND RESTATED EFFECTIVE JUNE 1, 1997)

--------------------------------------------------------------------------------

                                   1. PURPOSE


This 1995 Stock Option and Retention Stock Plan of Union Pacific Resources Group Inc. is to promote and closely align the interests of officers and employees with those of the shareholders of Union Pacific Resources Group Inc. by providing stock based compensation. The Plan is intended to strengthen Union Pacific Resources Group Inc.'s ability to reward performance which enhances long term shareholder value; to increase employee stock ownership through performance based compensation plans; and to strengthen the company's ability to attract and retain an outstanding employee and executive team.


--------------------------------------------------------------------------------

                                 2. DEFINITIONS


The following terms shall have the following meanings:

         "Act" means the Securities Exchange Act of 1934, as amended.

         "Approved Leave of Absence" means a leave of absence of definite length approved by the Vice President - People of the Company, or by any other officer of the Company to whom the Committee delegates such authority.

         "Award" means an award of Retention Shares pursuant to the Plan.

         "Beneficiary" means any person or persons designated in writing by a Participant to the Committee on a form prescribed by it for that purpose, which designation shall be revocable at any time by the Participant prior to his or her death, provided that, in the absence of such a designation or the failure of the person or persons so designated to survive the Participant, "Beneficiary" shall mean such Participant's estate; and further provided that no designation of Beneficiary shall be effective unless it is received by the Company before the Participant's death.

         "Board" means the Board of Directors of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute.

         "Committee" means the Committee designated by the Board to administer the Plan pursuant to Section 3.

         "Common Stock" means the Common Stock of the Company.

         "Company" means Union Pacific Resources Group Inc., a Utah corporation, or any successor corporation.

         "Option" means each non-qualified stock option, incentive stock option and stock appreciation right granted under the Plan, including a Rollover Option.

         "Optionee" means the Chairman of the Board or any employee of the Company or a Subsidiary (including directors who are also such employees) who is granted an Option under the Plan.

         "Participant" means the Chairman of the Board or any employee of the Company or a Subsidiary (including directors who are also such employees) who is granted an Award under the Plan.

         "Plan" means this 1995 Stock Option and Retention Stock Plan of Union Pacific Resources Group Inc., as amended from time to time.

         "Retention Shares" means shares of Common Stock subject to an Award granted under the Plan, including Rollover Retention Shares.

         "Restriction Period" means the period defined in Section 9(a).

         "Rollover Option" means an Option granted under the Plan in exchange for UPC Stock Options.

         "Rollover Retention Shares" means shares of Common Stock subject to an Award granted under the Plan in exchange for UPC Retention Shares.

         "Subsidiary" means any corporation, partnership, or limited liability company of which the Company owns directly or indirectly at least a majority of the outstanding shares of voting stock or other voting interest.

         "UPC" means Union Pacific Corporation, a Utah corporation.

         "UPC Plans" mean the 1993 Stock Option and Retention Stock Plan of Union Pacific Corporation, the 1990 Retention Stock Plan of Union Pacific Corporation, the 1988 Stock Option and Restricted Stock Plan of Union Pacific Corporation and the 1982 Stock Option and Restricted Stock Plan of Union Pacific Corporation.

         "UPC Stock Option" means any option granted under any UPC Plan.

         "UPC Retention Shares" means shares of common stock of UPC granted and subject to restrictions under the UPC Plans.

         "Vesting Condition" means any condition to the vesting of Retention Shares established by the Committee pursuant to Section 9.


--------------------------------------------------------------------------------

                                3. ADMINISTRATION


The Plan shall be administered by the Committee which shall comprise not less than three persons, who shall be members of the Board, none of whom shall be employees of the Company or any Subsidiary. Any actions taken with respect to a "covered employee" within the meaning of Code section 162(m) shall be taken by two or more "outside directors" as required by Code section 162(m). The Committee shall (i) grant Options to Optionees and make Awards of Retention Shares to Participants, and (ii) determine the terms and conditions of such Options and Awards of Retention Shares, all in accordance with the provisions of the Plan. The Committee shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and Options and Awards granted thereunder as it may deem necessary or advisable. The Committee may delegate its authority under the Plan to one or more officers or employees of the Company or a Subsidiary, provided, however, that no delegation shall be made of authority to take an action which is required by Rule 16b-3 promulgated under the Act to be taken by "non-employee directors" in order that the Plan and transactions thereunder meet the requirements of such Rule. Each Option and grant of Retention Shares shall, if required by the Committee, be evidenced by an agreement to be executed by the Company and the Optionee or Participant, respectively, and contain provisions not inconsistent with the Plan. All determinations of the Committee shall be by a majority of its members and shall be evidenced by resolution, written consent or other appropriate action, and the Committee's determinations shall be final. Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company.


--------------------------------------------------------------------------------

                                 4. ELIGIBILITY


To be eligible for selection by the Committee to participate in the Plan an individual must be an employee of the Company or a Subsidiary, provided, that the Chairman of the Board shall be eligible to receive Rollover Options. Directors other than the Chairman of the Board who are not full-time salaried employees shall not be eligible. In granting Options or Awards of Retention Shares to eligible persons, the Committee shall take into account their duties, their present and potential contributions to the success of the Company or a Subsidiary, and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.


--------------------------------------------------------------------------------

                          5. STOCK SUBJECT TO THE PLAN


Subject to the provisions of Section 11 hereof, the maximum number and kind of shares as to which Options or Retention Shares may at any time be granted under the Plan are 16 million shares of Common Stock. No Participant may receive Options (excluding Rollover Options) or Awards (excluding Rollover Retention Shares) aggregating more than 10% of the shares of Common Stock available under the Plan. Shares of Common Stock subject to Options or Awards under the Plan may be either authorized but unissued shares or shares previously issued and reacquired by the Company. Upon the expiration, termination or cancellation (in whole or in part) of unexercised Options, shares of Common Stock subject thereto shall again be available for option or grant as Retention Shares under the Plan. Shares of Common Stock covered by an Option, or portion thereof, which is surrendered upon the exercise of a stock appreciation right, shall thereafter be unavailable for option or grant as Retention Shares under the Plan. Upon the forfeiture (in whole or in part) of a grant of Retention Shares, the shares of Common Stock subject to such forfeiture shall again be available for option or grant as Retention Shares under the Plan if no dividends have been paid on the forfeited shares, and otherwise shall be unavailable for such an option or grant.

--------------------------------------------------------------------------------

                6. TERMS AND CONDITIONS OF NON-QUALIFIED OPTIONS


All non-qualified options under the Plan shall be granted subject to the following terms and conditions:

         (a) OPTION PRICE. The option price per share with respect to each option, other than Rollover Options, shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted, such fair market value to be determined in accordance with the procedures to be established by the Committee. Rollover Options shall each have an option price per share determined by the Committee, provided that, unless the Committee determines otherwise in a specific case, the aggregate gain or loss, as determined by the Committee, implicit in the Rollover Options granted to each Optionee shall be equal to the aggregate gain or loss implicit in the UPC Stock Options surrendered in exchange for such Rollover Options.

         (b) DURATION OF OPTIONS. Options shall be exercisable at such time or times and under such conditions as set forth in the written agreement evidencing such option, but in no event shall any option be exercisable subsequent to the tenth anniversary of the date on which the option is granted or, in the case of Rollover Options, of the date of grant of the UPC Stock Option for which such Rollover Option was exchanged.

         (c) EXERCISE OF OPTION. Except as provided in Section 6(h), 6(i) or 8(c), the shares of Common Stock covered by an option may not be purchased prior to the first anniversary of the date on which the option is granted or, in the case of Rollover Options, prior to the date of exercise of the UPC Stock Option for which such Rollover Option was exchanged (unless the Committee shall determine otherwise), or such longer period or periods, and subject to such conditions, as the Committee may determine, but thereafter may be purchased at one time or in such installments over the balance of the option period as may be provided in the option, provided, however, that no option (other than Rollover Options) shall be exercisable before the earlier of (i) December 31, 1997, or
(ii) one year after UPC no longer owns at least 50% of the voting power of all shares of the Company entitled to vote generally in the election of directors. Any shares not purchased on the applicable installment date may, unless the Committee shall have determined otherwise, be purchased thereafter at any time prior to the final expiration of the option. To the extent that the right to purchase shares has accrued thereunder, options may be exercised from time to time by written notice to the Company stating the number of shares with respect to which the option is being exercised.

         (d) PAYMENT. Shares of Common Stock purchased under options shall, at the time of purchase, be paid for in full. All, or any portion, of the option exercise price may, at the discretion of the Committee, be paid by the surrender to the Company, at the time of exercise, of shares of previously acquired Common Stock owned by the Optionee, to the extent that such payment does not require the surrender of a fractional share of such previously acquired Common Stock. In addition, to the extent permitted by the Committee, the option exercise price may be paid by authorizing the Company to withhold Common Stock otherwise issuable on exercise of the option. Such shares previously acquired or shares withheld to pay the option exercise price shall be valued at fair market value on the date the option is exercised in accordance with the procedures to be established by the Committee. A holder of an option shall have none of the rights of a stockholder until the shares of Common Stock are issued to him or her. If an amount is payable by an Optionee to the Company or a Subsidiary under applicable withholding tax laws in connection with the exercise of non-qualified options, the Committee may, in its discretion and subject to such rules as it may adopt, permit the Optionee to make such payment, in whole or in part, by electing to authorize the Company to withhold or accept shares of Common Stock having a fair market value equal to the amount to be paid under such withholding tax laws.

         (e) RESTRICTIONS. The Committee shall determine, with respect to each option, the nature and extent of the restrictions, if any, to be imposed on the shares of Common Stock which may be purchased thereunder including restrictions on the transferability of such shares acquired through the exercise of such option. Without limiting the generality of the foregoing, the Committee may impose conditions restricting absolutely or conditionally the transferability of shares acquired through the exercise of options for such periods, and subject to such conditions, including continued employment of the Optionee by the Company or a Subsidiary, as the Committee may determine.

         (f) PURCHASE FOR INVESTMENT. The Committee shall have the right to require that each Optionee or other person who shall exercise an option under the Plan represent and agree that any shares of Common Stock purchased pursuant to such option will be purchased for investment and not with a view to the distribution or resale thereof or that such shares will not be sold except in accordance with such restrictions or limitations as may be set forth in the written agreement granting such option.

         (g) NON-TRANSFERABILITY OF OPTIONS. During an Optionee's lifetime, the option may be exercised only by the Optionee. Options shall not be transferable, except for exercise by the Optionee's legal representatives or heirs. An officer of the Company may, with prior approval from the Committee (or its designee) as to form, transfer an exercisable non-qualified Option or Rollover Option to (a) a member or members of the officer's immediate family (spouse, children and grandchildren, including step and adopted children and grandchildren), (b) a trust, the beneficiaries of which consist exclusively of members of the officer's immediate family, (c) a partnership, the partners of which consist exclusively of members of the officer's immediate family, or (d) any similar entity created for the exclusive benefit of members of the officer's immediate family. The Committee or its designee must approve the form of any transfer of a Grant to or for the benefit of any immediate family member or members before such transfer shall be recognized as valid hereunder. For purposes of the preceding sentence, any remote, contingent interest of persons other than a member of the officer's immediate family shall be disregarded. For purposes of this Section 6(g), the term "officer" shall have the same meaning as that term is defined in Rule 16a-1(f) of the Act. A person's status as an officer shall be determined at the time of the intended transfer.

         (h) TERMINATION OF EMPLOYMENT. Upon the termination of an Optionee's employment, for any reason other than death, the option shall be exercisable only as to those shares of Common Stock which were then subject to the exercise of such option, provided that (I) in the case of disability as described below, any holding period required by Section 6(c) shall automatically be deemed to be satisfied and (II) the Committee may determine that particular limitations and restrictions under the Plan shall not apply, and such option shall expire according to the following schedule (unless the Committee shall provide for shorter periods at the time the option is granted):

                  (i) RETIREMENT. Option shall expire, unless exercised, five
         (5) years after the Optionee's retirement from the Company or any Subsidiary under the provisions of the Company's or a Subsidiary's pension plan.

                  (ii) DISABILITY. Option shall expire, unless exercised, five
         (5) years after the date the Optionee is eligible to receive disability benefits under the provisions of the Company's or a Subsidiary's long-term disability plan.

                  (iii) GROSS MISCONDUCT. Option shall expire upon receipt by the Optionee of the notice of termination if he or she is terminated for deliberate, willful or gross misconduct as determined by the Company.

                  (iv) ALL OTHER TERMINATIONS. Option shall expire, unless exercised, three (3) months after the date of such termination.

         (i) DEATH OF OPTIONEE. Upon the death of an Optionee during his or her period of employment, the option shall be exercisable only as to those shares of Common Stock which were subject to the exercise of such option at the time of his or her death, provided that (I) any holding period required by Section 6(c) shall automatically be deemed to be satisfied and (II) the Committee may determine that particular limitations and restrictions under the Plan shall not apply, and such option shall expire, unless exercised by the Optionee's legal representatives or heirs, five (5) years after the date of death (unless the Committee shall provide for a shorter period at the time the option is granted).

                  In no event, however, shall any option be exercisable pursuant to Sections 6(h) or (i) subsequent to the tenth anniversary of the date on which it is granted or, in the case of a Rollover Option, of the date of grant of the UPC Stock Option(s) for which such Rollover Option was exchanged.

         (j) ROLLOVER OPTIONS. Rollover Options may be granted only in exchange for UPC Stock Options and only during the period prior to 90 days after UPC no longer owns at least 50% of the voting power of all of the shares of the Company entitled to vote generally in the election of directors. The ratio for such exchange shall be determined by the Committee, provided that the requirements of
Section 6(a) are met.


--------------------------------------------------------------------------------

              7. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS


         (a) GENERAL. The Committee may also grant a stock appreciation right in connection with a non-qualified option, either at the time of grant or by amendment. Such stock appreciation right shall cover the same shares covered by such option (or such lesser number of shares of Common Stock as the Committee may determine) and shall, except for the provisions of Section 6(d) hereof, be subject to the same terms and conditions as the related non-qualified option.

         (b) EXERCISE AND PAYMENT. Each stock appreciation right shall entitle the Optionee to surrender to the Company unexercised the related option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to the excess of the fair market value of one share of Common Stock over the option price per share times the number of shares covered by the option, or portion thereof, which is surrendered. Payment shall be made in shares of Common Stock valued at fair market value, or in cash, or partly in shares and partly in cash, all as shall be determined by the Committee. The fair market value shall be the value determined in accordance with procedures established by the Committee. Stock appreciation rights may be exercised from time to time upon actual receipt by the Company of written notice stating the number of shares of Common Stock with respect to which the stock appreciation right is being exercised, provided that if a stock appreciation right expires unexercised, it shall be deemed exercised on the expiration date if any amount would be payable with respect thereto. No fractional shares shall be issued but instead cash shall be paid for a fraction or, if the Committee should so determine, the number of shares shall be rounded downward to the next whole share. If an amount is payable by an Optionee to the Company or a Subsidiary under applicable withholding tax laws in connection with the exercise of stock appreciation rights, the Committee may, in its discretion and subject to such rules as it may adopt, permit the Optionee to make such payment, in whole or in part, by electing to authorize the Company to withhold or accept shares of Common Stock having a fair market value equal to the amount to be paid under such withholding tax laws.

         (c) RESTRICTIONS. The obligation of the Company to satisfy any stock appreciation right exercised by an Optionee subject to Section 16 of the Act shall be conditioned upon the prior receipt by the Company of an opinion of counsel to the Company that any such satisfaction will not create an obligation on the part of such Optionee pursuant to Section 16(b) of the Act to reimburse the Company for any statutory profit which might be held to result from such satisfaction.


--------------------------------------------------------------------------------

               8. TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS


         (a) GENERAL. The Committee may also grant incentive stock options as defined under section 422 of the Code. All incentive stock options issued under the Plan shall, except for the provisions of Sections 6(g) (to the extent it allows the Committee to permit options to be transferred to, or for the benefit of, the Optionee's immediate family members), 6(h) and (i) and Section 7 hereof, be subject to the same terms and conditions as the non-qualified options granted under the Plan, and may be Rollover Options subject to Section 6(j) hereof; provided, however, that no incentive stock option which is a Rollover Option shall confer additional benefits (within the meaning of section 424(h)(3) of the Code) upon the Optionee which the Optionee did not have under the UPC Stock Option surrendered in exchange therefor. In addition, incentive stock options shall be subject to the conditions of Sections 8(b), (c), (d) and (e).

         (b) LIMITATION OF EXERCISE. The aggregate fair market value (determined as of the date the incentive stock option is granted) of the shares of stock with respect to which incentive stock options are exercisable for the first time by such Optionee during any calendar year, under this Plan or any other stock option plans adopted by the Company, its Subsidiaries or any predecessor companies thereof, other than Rollover Options issued in exchange for UPC Options which were exercisable by the Optionee at the time of exchange, shall not exceed $100,000. If any incentive stock options become exercisable in any year in excess of the $100,000 limitation, options representing such excess shall become non-qualified options exercisable pursuant to the terms of Section 6 hereof and shall not be exercisable as incentive stock options.

         (c) TERMINATION OF EMPLOYMENT. Upon the termination of an Optionee's employment, for any reason other than death, his or her incentive stock option shall be exercisable only as to those shares of Common Stock which were then subject to the exercise of such option provided that (I) in the case of disability as described below, any holding period required by Section 6(c) shall automatically be deemed to be satisfied and (II) the Committee may determine that particular limitations and restrictions under the Plan shall not apply, and such option shall expire as an incentive stock option (but shall become a non-qualified option exercisable pursuant to the terms of Section 6 hereof less the period already elapsed under such Section), according to the following schedule (unless the Committee shall provide for shorter periods at the time the incentive stock option is granted):

                  (i) RETIREMENT. An incentive stock option shall expire, unless exercised, three (3) months after the Optionee's retirement from the Company or any Subsidiary under the provisions of the Company's or a Subsidiary's pension plan.

                  (ii) DISABILITY. In the case of an Optionee who is disabled within the meaning of section 22(e)(3) of the Code, an incentive stock option shall expire, unless exercised, one (1) year after the earlier of the date the Optionee terminates employment or the date the Optionee is eligible to receive disability benefits under the provisions of the Company's or a Subsidiary's long-term disability plan.

                  (iii) GROSS MISCONDUCT. An incentive stock option shall expire upon receipt by the Optionee of the notice of termination if he or she is terminated for deliberate, willful or gross misconduct as determined by the Company.

                  (iv) ALL OTHER TERMINATIONS. An incentive stock option shall expire, unless exercised, three (3) months after the date of such termination.

         (d) DEATH OF OPTIONEE. Upon the death of an Optionee during his or her period of employment, the incentive stock option shall be exercisable as an incentive stock option only as to those shares of Common Stock which were subject to the exercise of such option at the time of death, provided that (I) any holding period required by Section 6(c) shall automatically be deemed to be satisfied, and (II) the Committee may determine that particular limitations and restrictions under the Plan shall not apply, and such option shall expire, unless exercised by the Optionee's legal representatives or heirs, five (5) years after the date of death (unless the Committee shall provide for a shorter period at the time the option is granted).

         (e) LEAVE OF ABSENCE. A leave of absence, whether or not an Approved Leave of Absence, shall be deemed a termination of employment for purposes of
Section 8.

                  In no event, however, shall any incentive stock option be exercisable pursuant to Sections 8(c) or (d) subsequent to the tenth anniversary of the date on which it was granted or, in the case of a Rollover Option, of the date of grant of the UPC Stock Option(s) for which such Rollover Option was exchanged.

--------------------------------------------------------------------------------

              9. TERMS AND CONDITIONS OF AWARDS OF RETENTION STOCK


         (a) GENERAL. Retention Shares (other than Rollover Retention Shares) may be granted to reward the attainment of individual, Company or Subsidiary goals, or to attract or retain officers or other employees of the Company or any Subsidiary. With respect to each grant of Retention Shares under the Plan, the Committee shall determine the period or periods, including any conditions for determining such period or periods, during which the restrictions set forth in
Section 9(b) shall apply, provided that in no event, other than as provided in
Section 9(c), shall such restrictions terminate prior to 1 year after the date of grant, except for Rollover Retention Shares, in which case such restrictions shall not terminate prior to 3 years after the date of grant of the UPC Retention Shares for which such Rollover Retention Shares are exchanged (the "Restriction Period"), and may also specify any other terms or conditions to the right of the Participant to receive such Retention Shares ("Vesting Conditions"). Subject to Section 9(c) and any such Vesting Condition, a grant of Retention Shares shall be effective for the Restriction Period and may not be revoked.

         (b) RESTRICTIONS. At the time of grant of Retention Shares to a Participant, a certificate representing the number of shares of Common Stock granted shall be registered in the Participant's name but shall be held by the Company for his or her account. The Participant shall have the entire beneficial ownership interest in, and all rights and privileges of a stockholder as to, such Retention Shares, including the right to vote such Retention Shares and, unless the Committee shall determine otherwise, the right to receive dividends thereon, subject to the following: (i) subject to Section 9(c), the Participant shall not be entitled to delivery of the stock certificate until the expiration of the Restriction Period and the satisfaction of any Vesting Conditions; (ii) none of the Retention Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restriction Period or prior to the satisfaction of any Vesting Conditions; and (iii) all of the Retention Shares shall be forfeited and all rights of the Participant to such Retention Shares shall terminate without further obligation on the part of the Company unless the Participant remains in the continuous employment of the Company or a Subsidiary for the entire Restriction Period, except as provided by Sections 9(a) and 9(c), and any applicable Vesting Conditions have been satisfied. Any shares of Common Stock or other securities or property received as a result of a transaction listed in Section 11 shall be subject to the same restrictions as such Retention Shares unless the Committee shall determine otherwise.

         (c)      TERMINATION OF EMPLOYMENT.

                  (i) DISABILITY AND RETIREMENT. Unless the Committee shall determine otherwise at the time of grant of Retention Shares, if (A) a Participant ceases to be an employee of the Company or a Subsidiary prior to the end of a Restriction Period, by reason of disability under the provisions of the Company's or a Subsidiary's long-term disability plan or retirement under the provisions of the Company's or a Subsidiary's pension plan either (i) at age 65 or (ii) prior to age 65 at the request of the Company or a Subsidiary, and (B) all Vesting Conditions have been satisfied, the Retention Shares granted to such Participant shall immediately vest and all restrictions applicable to such shares shall lapse. A certificate for such shares shall be delivered to the Participant in accordance with the provisions of Section 9(d).

                  (ii) DEATH. Unless the Committee shall determine otherwise at the time of grant of Retention Shares, if (A) a Participant ceases to be an employee of the Company or a Subsidiary prior to the end of a Restriction Period by reason of death, and (B) all Vesting Conditions have been satisfied, the Retention Shares granted to such Participant shall immediately vest in his or her Beneficiary, and all restrictions applicable to such shares shall lapse. A certificate for such shares shall be delivered to the Participant's Beneficiary in accordance with the provisions of Section 9(d).

                  (iii) ALL OTHER TERMINATIONS. If a Participant ceases to be an employee of the Company or a Subsidiary prior to the end of a Restriction Period for any reason other than death, disability or retirement as provided in Section 9(c)(i) and (ii), the Participant shall immediately forfeit all Retention Shares then subject to the restrictions of Section 9(b) in accordance with the provisions thereof, except that the Committee may, if it finds that the circumstances in the particular case so warrant, allow a Participant whose employment has so terminated to retain any or all of the Retention Shares then subject to the restrictions of Section 9(b) and all restrictions applicable to such retained shares shall lapse. A certificate for such retained shares shall be delivered to the Participant in accordance with the provisions of Section 9(d).

                  (iv) VESTING CONDITIONS. Unless the Committee shall determine otherwise at the time of grant of Retention Shares, if a Participant ceases to be an employee of the Company or a Subsidiary for any reason prior to the satisfaction of any Vesting Condi tions, the Participant shall immediately forfeit all Retention Shares then subject to the restrictions of Section 9(b) in accordance with the provisions thereof, except that the Committee may, if it finds that the circumstances in the particular case so warrant, allow a Participant whose employment has so terminated to retain any or all of the Retention Shares then subject to the restrictions of Section 9(b) and all restrictions applicable to such retained shares shall lapse. A certificate for such retained shares shall be delivered to the Participant in accordance with the provisions of Section 9(d).

         (d) PAYMENT OF RETENTION SHARES. At the end of the Restriction Period and after all Vesting Conditions have been satisfied, or at such earlier time as provided for in Section 9(c) or as the Committee, in its sole discretion, may otherwise determine, all restrictions applicable to the Retention Shares shall lapse, and a stock certificate for a number of shares of Common Stock equal to the number of Retention Shares, free of all restrictions, shall be delivered to the Participant or his or her Beneficiary, as the case may be. If an amount is payable by a Participant to the Company or a Subsidiary under applicable withholding tax laws in connection with the lapse of such restrictions, the Committee, in its sole discretion, may permit the Participant to make such payment, in whole or in part, by authorizing the Company to transfer to the Company Retention Shares otherwise deliverable to the Participant having a fair market value equal to the amount to be paid under such withholding tax laws.

         (e) ROLLOVER RETENTION SHARES. Rollover Retention Shares may be granted only in exchange for shares of UPC Retention Stock granted and subject to restrictions under a UPC Plan and only during the period prior to 90 days after UPC no longer owns at least 50% of the voting power of all of the shares of the Company entitled to vote generally in the election of directors. Unless the Committee shall determine otherwise in a specific case, the Rollover Retention Shares shall, on the date of exchange, have the same value, as determined by the Committee, as the shares of UPC surrendered in exchange for such Rollover Retention Shares.


--------------------------------------------------------------------------------

                      10. REGULATORY APPROVALS AND LISTING


The Company shall not be required to issue to an Optionee, Participant or a Beneficiary, as the case may be, any certificate for any shares of Common Stock upon exercise of an option or for any Retention Shares granted under the Plan prior to (i) the obtaining of any approval from any governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable, (ii) the admission of such shares to listing on any stock exchange on which the Common Stock may then be listed, and (iii) the completion of any registration or other qualification of such shares under any state or Federal law or rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable.


--------------------------------------------------------------------------------

              11. ADJUSTMENT IN EVENT OF CHANGES IN CAPITALIZATION


In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, spin-off, reorganization or liquida tion, or any other change in the corporate structure or shares of the Company, the Board, upon recommendation of the Committee, may make such equitable adjustments as it may deem appropriate in the number and kind of shares authorized by the Plan, in the option price of outstanding Options, and in the number and kind of shares or other securities or property subject to Options or covered by outstanding Awards.

--------------------------------------------------------------------------------

                              12. TERM OF THE PLAN


No Options or Retention Shares shall be granted pursuant to the Plan after September 27, 2005 but grants of Options and Retention Shares theretofore granted may extend beyond that date and the terms and conditions of the Plan shall continue to apply thereto.

--------------------------------------------------------------------------------

                    13. TERMINATION OR AMENDMENT OF THE PLAN


The Board may at any time terminate the Plan with respect to any shares of Common Stock not at that time subject to outstanding Options or Awards, and may from time to time alter or amend the Plan or any part thereof (including, but without limiting the generality of the foregoing, any amendment deemed necessary to ensure that the Company may obtain any approval referred to in Section 10 or to ensure that the grant of Options or Awards, the exercise of Options or payment of Retention Shares or any other provision or the Plan complies with
Section 16(b) of the Act), provided that no change with respect to any Options or Retention Shares theretofore granted may be made which would impair the rights of an Optionee or Participant without the consent of such Optionee or Participant and, further, that without the approval of stockholders, no alteration or amendment may be made which would (i) increase the maximum number of shares of Common Stock subject to the Plan as set forth in Section 5 (except by operation of Section 11), (ii) extend the term of the Plan, (iii) change the class of eligible persons who may receive Options or Awards of Retention Shares under the Plan or (iv) increase the limitation set forth in Section 5 on the maximum number of shares that any Participant may receive under the Plan.

--------------------------------------------------------------------------------

                              14. LEAVE OF ABSENCE


Unless the Committee shall determine otherwise, a leave of absence other than an Approved Leave of Absence shall be deemed a termination of employment for purposes of the Plan. An Approved Leave of Absence shall not be deemed a termination of employment for purposes of the Plan (except for purposes of Section 8), but the period of such Leave of Absence shall not be counted toward satisfaction of any Restriction Period or any holding period described in
Section 6(c).


--------------------------------------------------------------------------------

                             15. GENERAL PROVISIONS


         (a) Neither the Plan nor the grant of any Option or Award nor any action by the Company, any Subsidiary or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company or a Subsidiary. The Company and each Subsidiary expressly reserve the right to discharge, without liability but subject to his or her rights under the Plan, any Optionee or Participant whenever in the sole discretion of the Company or a Subsidiary, as the case may be, its interest may so require.

         (b) All questions pertaining to the construction, regulation, validity and effect of the Plan shall be determined in accordance with the laws of the State of Utah, without regard to conflict of laws doctrine.

         (c) Notwithstanding any provision herein to the contrary, the Committee, under terms and conditions as it may prescribe, may permit certain Optionees (with respect to NonQualified Options and Stock Appreciate Rights) and certain Participants (with respect to Awards of Retention Shares) to make elections, engage in transactions or take any other action intended to defer the receipt of compensation for federal income tax purposes with respect to such Non-Qualified Options, Stock Appreciation Rights or Retention Shares. This provision shall be effective on and after September 5, 1997.


--------------------------------------------------------------------------------

                               16. EFFECTIVE DATE


The Plan shall become effective June 1, 1997, upon prior approval of the stockholders of the Company. All Options and Awards granted under the Plan as written prior to June 1, 1997 shall be subject to the terms and conditions of such prior Plan and grant; provided, however, that an officer of the Company may transfer exercisable Options and Rollover Options, granted to him or her prior to June 1, 1997, to or for the benefit of immediate family members pursuant to
Section 6(g).

                   1995 STOCK OPTION AND RETENTION STOCK PLAN
                                       OF
                       UNION PACIFIC RESOURCES GROUP INC.
                       (AMENDED AND RESTATED JUNE 1, 1997)

                                SECOND AMENDMENT


The following represents the SECOND AMENDMENT to the above-referenced Plan, such amendment having been duly adopted by the Board at its January 21, 1999 meeting.

         1. Section 6(h) of the Plan is amended by inserting the parenthetical phrase "(unless the Committee shall otherwise determine)" in place of the parenthetical phrase "(unless the Committee shall provide for shorter periods at the time the option is granted)".

         2. Section 9(a) of the Plan is amended by deleting, in the second sentence thereof, the comma after the reference to Section 9(c) and by inserting, immediately following such deleted comma, the words "or unless the Committee shall determine otherwise,".

         3. Section 15 of the Plan is amended by adding new subsection (d) as follows:

         With respect to any amendment to the Plan which becomes effective on or after January 21, 1999, if the Company, at any time, desires to engage in a transaction which is intended to be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16 (or any successor thereto), and if the existence and/or operation of any such amendment would violate Paragraph 47(c) thereof (or any successor thereto), then any such amendment shall (in whole or in part to the minimum extent necessary to avoid a violation) be deemed null and void ab initio and/or the operation of such amendment shall (in whole or in part to the minimum extent necessary to avoid a violation) be deemed to have no force or effect under law; provided, however, that this subsection (d) shall apply only if the transaction is otherwise eligible to be accounted for as a pooling of interests.

         4. Section 15 of the Plan is further amended by replacing, in subsection (c), the word "Appreciate" with the word "Appreciation", thus correcting a typographical error.

         5. The foregoing amendments are effective January 21, 1999.

         6. Except as amended herein, all other terms and provisions shall remain in full force and effect.

                                   [UPR LOGO]











                      1995 DIRECTORS STOCK INCENTIVE PLAN

                                       OF

                       UNION PACIFIC RESOURCES GROUP INC.

                                AND SUBSIDIARIES




                         -----------------------------


                              AMENDED AND RESTATED
                            EFFECTIVE JULY 14, 1998

                       UNION PACIFIC RESOURCES GROUP INC.
                      1995 DIRECTORS STOCK INCENTIVE PLAN
                 (amended and restated effective July 14, 1998)


The purposes of the Union Pacific Resources Group Inc. 1995 Directors Stock Incentive Plan, as amended and restated effective July 14, 1998 (the "Plan"), formerly known as the Union Pacific Resources Group Inc. 1995 Stock Option Plan, are to foster and promote the long term financial success of Union Pacific Resources Group Inc. (the "Company") by (a) attracting and retaining directors who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors") of outstanding ability by providing for the grant of nonqualified stock options and other forms of equity-based compensation; (b) providing Non-Employee Directors with compensation opportunities which are competitive with other corporations; and (c) enabling such Directors to participate in such financial success of the Company by encouraging them to become owners of the common stock of the Company. The Company believes that the Plan will cause the participants to contribute materially to the growth of the Company, thereby benefitting the Company's stockholders, and will align the economic interests of the participants with those of the stockholders.

1.       ADMINISTRATION.

         This Plan shall be administered by the Compensation and Corporate Governance Committee (the "Committee") consisting of not less than three persons appointed by the Board of Directors of the Company. Subject to the foregoing, the Committee's interpretations of the Plan, including factual determinations and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding.

2.       ELIGIBILITY FOR PARTICIPATION.

         Only Non-Employee Directors shall be eligible to participate in the Plan ("Participants").

3.       GRANTS.

         Incentives under the Plan shall consist of nonqualified stock options or such other forms of equity-based compensation as the Board of Directors of the Company may prescribe ("Grants"). All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the Participant (the "Grant Letter"). The Committee shall approve the form and provisions of each Grant Letter to each Participant; provided, however, that Grants to Participants made pursuant to Section

         5 (which Grants shall be made in the form of nonqualified stock options) shall be made only in accordance with the provisions of
         Section 5.

4.       SHARES SUBJECT TO THE PLAN.

         (a) Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company ("Company Stock") that have been or may be issued or transferred under the Plan is 1,000,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares repurchased by the Company on the open market. If and to the extent options granted under the Plan terminate, expire, or are canceled without having been exercised, the shares subject to such option shall again be available for purposes of the Plan.

         (b) In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, spin-off, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Board, upon recommendation of the Committee, shall make such equitable adjustments as it may deem appropriate in the number and kind of shares authorized by the Plan, in the option price of outstanding Grants, and in the number and kind of shares or other securities or property subject to Grants or covered by outstanding Grants.

5.       GRANTS TO PARTICIPANTS.

         (a)      NUMBER OF SHARES.

                  (i) INITIAL GRANT -- Each Non-Employee Director who is a Participant as of March 5, 1997, (the "Date of Initial Grant") shall receive a Grant to purchase 52,000 shares of Company stock.

                  (ii) SUBSEQUENT GRANTS -- Each Non-Employee Director who becomes a Participant subsequent to the Date of Initial Grant shall receive as of the date he or she is elected to the Board (the "Date of Subsequent Grant"), a Grant to purchase shares of Company Stock in an amount equal to the product (rounded to the nearest full share) of 52,000 shares multiplied by a fraction. The numerator of the fraction shall be the lesser number of years (including partial years) between the Participant's Date of Subsequent Grant and (A) March 5, 2007, or (B) the date the Non-Employee Director would be required to retire from the Board in accordance with the Company's retirement policy for Directors. The denominator of the fraction shall be 10. The number of years in the numerator shall be determined by counting the number of full and partial 12-month periods between the Participant's Date of Subsequent Grant and the relevant date in (A) or (B), with any partial 12-month period determined by rounding any partial month to a full month.

                  (iii) DATE OF GRANT -- With respect to a Grant made to an individual Participant, the date as of which such Grant was made shall, for purposes of this Plan, be considered the Participant's "Date of Grant".

         (b) OPTION PRICE AND OPTION EXERCISE PERIOD. The purchase price of Company Stock subject to such Grants shall be the fair market value of a share of such stock as of the Participant's Date of Grant (the "Option Price"). The "fair market value" of Company Stock shall be the average of the high and low trading prices of a share of Company Stock on that date as reported in The Wall Street Journal listing for consolidated trading for New York Stock Exchange issues. Each Grant shall have an exercise period commencing with the Participant's Date of Grant and ending with March 5, 2008 (the "Option Exercise Period").

         (c)      VESTING OF OPTIONS.

         (i)      (A) With respect to Participants who received options on the
                      Date of Initial Grant, their Grants shall vest (and the options thereunder shall become exercisable) at the rate of 5,200 shares per year, commencing with the first anniversary of the Initial Date of Grant.


                  (B) With respect to a Participant who received options on a
                      Date of Subsequent Grant, the Grant shall vest (and the options thereunder shall become exercisable) as follows:
                      The first vesting date with respect to such Grant shall be the second March 5th following the Participant's Date of Subsequent Grant and, on such date, the Participant shall be entitled to exercise options on the following number of shares: the sum of (I) 5,200 plus (II) the product (rounded to full shares) of 433.33 shares multiplied by the number of months (rounding any partial month to a full month) between his or her Date of Subsequent Grant and the March 5th immediately following his or her Date of Subsequent Grant. Thereafter, on each March 5th subsequent to the Participant's first vesting date, the Participant's Grant shall vest at the rate of 5,200 shares per year.

         (ii) Notwithstanding (c)(i), the following special exceptions shall apply: A Participant's Grant shall immediately vest (and the options thereunder shall become exercisable) if any of the following occurs while the Participant is a member of the Board: the Participant dies, the Participant suffers a major disability which results in his or her departure or removal from the Board, the Company undergoes a change of control (as defined in the Participant's Grant Letter), or the Participant is required to retire from the Board in accordance with the Company's retirement policy for directors.

(d) MANNER OF EXERCISE. A Participant may exercise a Grant by delivering a notice of exercise to the Secretary of the Company with accompanying payment of the Option Price. Such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Grant to any registered broker or dealer designated by the grantee ("Designated Broker") in lieu of delivery to the grantee. Such instruction must designate the account into which the shares are to be deposited.

(e) SATISFACTION OF OPTION PRICE. A Participant shall pay the Option Price in cash or previously acquired Company Stock. Shares of Company Stock shall not be issued or transferred upon exercise of a Grant until the Option Price is fully paid.

(f)      TERMINATION OF RELATIONSHIP WITH THE COMPANY OR DEATH.

         (i) In the event a Participant ceases to serve as a Non-Employee Director for any reason other than death or major disability, any Grant made pursuant to this Section which is otherwise exercisable by the Participant shall terminate, unless exercised within 180 days (or, if the Participant is required to retire from the Board in accordance with the Company's retirement policy for Directors, five years) of the date on which the Participant ceases to serve as a Non-Employee Director, but in any event no later than the date of expiration of the Option Exercise Period. All other Grants shall be immediately forfeited.

         (ii) In the event of the death of the Participant while serving as a Non-Employee Director, any Grant made pursuant to this Section which was otherwise exercisable by the Participant at the date of death may be exercised by the individual's personal representative at any time prior to the expiration of five years from the date of death, but in any event no later than the date of expiration of the Option Exercise Period. In the event of the death of the Participant after the date on which the individual ceases to be a Non-Employee Director, any Grant made pursuant to this Section which was otherwise exercisable by the Participant at the date of death may be exercised by the individual's personal representative at any time prior to the expiration of the remainder of the applicable period set forth in Section 5(f)(i) above.

         (iii) In the event a Participant suffers a major disability which results in his or her departure or removal from the Board, any Grant made pursuant to this Section which was otherwise exercisable by the Participant at the date of such disability may be exercised by the Participant (or, if the Participant is not legally competent, by his or her personal representative) at any time prior to the expiration of five years from the date of such disability, but in any event no later than the date of expiration of the Option Exercise Period. In the event the Participant suffers a major disability after the date on which the individual ceases to be a Non-Employee Director, any Grant made pursuant to this Section which was otherwise exercisable by the Participant at the date of such disability may be exercisable by the Participant (or, if the Participant is not legally competent, by his or her personal representative) at any time prior to the expiration of the remainder of the applicable period set forth in Section 5(f)(i) above.

6.       TRANSFERABILITY OF OPTIONS.

         Only a Participant or the Participant's authorized legal representative may exercise rights under a Grant of an option. Such persons may not transfer those rights except by will or by the laws of descent and distribution or, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in their sole discretion, pursuant to a domestic relations order as defined under the Code or Title I of ERISA or the regulations thereunder. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant (a "Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant`s will or under the applicable laws of descent and distribution. Notwithstanding the foregoing, a Participant shall be permitted to transfer a Grant of options (whether or not then exercisable) to (a) any member or members of his or her immediate family (spouse, children or grandchildren, including step and adopted children and grandchildren), (b) a trust, the beneficiaries of which consist exclusively of members of the Participant's immediate family, (c) a partnership, the partners of which consist exclusively of the Participant's immediate family, or
         (d) any similar entity created for the exclusive benefit of the Participant's immediate family. For purposes of the preceding sentence, any remote, contingent interests of persons other than members of the Participant's immediate family shall be disregarded. The Committee or its designee must approve the form of any transfer of a Grant to or for the benefit of any immediate family member or members before such transfer shall be recognized as valid hereunder.

7.       AMENDMENT AND TERMINATION OF THE PLAN.

         (a) AMENDMENT. The Board of Directors of the Company, by written resolution, may amend or terminate the Plan at any time; provided, however, that the Board of Directors shall not amend the Plan without the approval of the stockholders of the Company, if such approval is necessary in order to comply with the requirements of the New York Stock Exchange.

         (b) TERMINATION OF PLAN. The Plan shall terminate on March 5, 2008, unless terminated earlier by the Board of Directors of the Company or unless extended by the Board.

         (c) TERMINATION AND AMENDMENT OF OUTSTANDING GRANTS. A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the grantee consents or unless the Committee acts under Section 13(a). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 13(a) or may be amended by agreement of the Company and the grantee consistent with the Plan.

8.       FUNDING OF THE PLAN.

         This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

9.       RIGHTS OF NON-EMPLOYEE DIRECTORS.

         Nothing in this Plan shall entitle any individual or other person to any claim or right to a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company.

10.      REQUIREMENTS FOR ISSUANCE OF SHARES.

         No Company Stock shall be issued or transferred upon exercise of any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Non-Employee Director hereunder on such Director's undertaking in writing to comply with such restrictions on subsequent disposition of such shares of Company
         Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

11.      HEADINGS.

         Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

12.      EFFECTIVE DATE.

         This Plan shall be effective as of July 14, 1998 (the "Effective Date"). All Grants issued under the Plan as written prior to the Effective Date shall remain subject to the terms and conditions of such prior Plan.

13.      MISCELLANEOUS.

         (a) COMPLIANCE WITH LAW. The Plan, the exercise of Grants and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by a governmental or regulatory agency as may be required. With respect to persons subject to
                  Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section.

         (b) OWNERSHIP OF STOCK. A grantee or Successor Grantee shall have no rights as a stockholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the grantee or Successor Grantee on the stock transfer records of the Company.

         (c) DEFERRALS. Notwithstanding any provision herein to the contrary, the Committee, under terms and conditions as it may prescribe, may permit Participants to make elections, engage in transactions or take any other action intended to defer the receipt of compensation for federal income tax purposes with respect to Grants made hereunder. Any such deferral arrangement so established shall be maintained by the Company on an unfunded and unsecured basis and any Participant who elects to defer under such arrangement shall, with respect to any consequent obligation assumed by the Company, be a general creditor of the Company.

         (d) DISCRETIONARY GRANTS. The Board of Directors of the Company may, from time to time during the term of this Plan, make other Grants to Non-Employee Directors, in addition to the Grants described in Section 5. Such additional Grants may take the form of nonqualified stock options or such additional other forms of equity-based compensation as the Board may determine; provided, however, that the Board shall not make any such Grants without the approval of the stockholders of the Company if such approval is necessary in order to comply with the requirements of the New York Stock Exchange.

                       1995 DIRECTORS STOCK INCENTIVE PLAN
                                       OF
                          UNION PACIFIC RESOURCES INC.
                                AND SUBSIDIARIES

                                 FIRST AMENDMENT


The following represents the FIRST AMENDMENT to the above-referenced Plan, following its amendment and restatement effective July 14, 1998, made by the Board at its January 21, 1999 meeting:

         1. Section 5(a)(ii) is amended by adding, in the first sentence thereof, the words "and prior to January 21, 1999" immediately following the words "Date of Initial Grant".

         2. Section 13(d) is amended by adding, in the first sentence thereof, the words "or in lieu of" immediately following the words "in addition to" and, in the second sentence thereof, adding the words "and may be granted on terms and conditions other than those applicable to Grants described in Section 5" immediately after the words "as the Board may determine". Also, in the proviso which forms part of the second sentence of Section 13(d), the word "Board" shall be spelled correctly.

         3. Section 13 is further amended by adding a new subsection (e) to read as follows:"

         Pooling of Interests. With respect to any amendment to the Plan which becomes effective on or after January 21, 1999, if the Company, at any time, desires to engage in a transaction which is intended to be accounted for as a pooling of interests under Accounting Principal Board Opinion No. 16 (or any successor thereto), and if the existence and/or operation of any such amendment would violate Paragraph 47(c) thereof (or any successor thereto), then any such amendment shall (in whole or in part to the minimum extent necessary to avoid a violation) be deemed null and void ab initio and/or any operation of such amendment shall (in whole or in part to the minimum extent necessary to avoid a violation) be deemed to have no force or effect under law; provided, however, that this subsection (e) shall apply only if the transaction is otherwise eligible to be accounted for as a pooling of interests.

         4. The foregoing amendments are effective January 21, 1999.

         5. Except as amended herein, all other terms and provisions shall remain in full force and effect.

PROXY                                                                     PROXY

                       UNION PACIFIC RESOURCES GROUP INC.
                         SOLICITED BY BOARD OF DIRECTORS
                           ANNUAL MEETING MAY 18, 1999
                                FORT WORTH, TEXAS


     THE UNDERSIGNED HEREBY APPOINTS JACK L. MESSMAN AND JOSEPH A. LASALA, JR. AS PROXIES, OR EITHER OF THEM, EACH WITH THE POWER TO APPOINT A SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AND TO VOTE ALL THE SHARES OF UNION PACIFIC RESOURCES GROUP INC. WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 1999, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, AS INDICATED IN THIS PROXY UPON ALL MATTERS REFERRED TO ON THE REVERSE SIDE AND DESCRIBED IN THE PROXY STATEMENT FOR THE MEETING, AND, IN THEIR DISCRETION, UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.



          YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY
                ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE
                             ACCOMPANYING ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)







--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                       UNION PACIFIC RESOURCES GROUP INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

Union Pacific Resources Group Inc. Board of Directors recommends a vote FOR proposals 1, 2, and 3.

1. Election of Directors, Nominees:

   H. Jesse Arnelle
   Lynne V. Cheney         Jack L. Messman
   Preston M. Geren III    John W. Poduska, Sr.
   Lawrence M. Jones       Michael E. Rossi
   Drew Lewis              Samuel K. Skinner
   Claudine B. Malone      James R. Thompson

   ------------------------------
   Except Nominee (s) written above

                    FOR            WITHHOLD       FOR ALL
                    ALL              ALL           EXCEPT

                    [ ]              [ ]             [ ]



2. Approval of amendments to the Company's 1995 Stock Option and Retention Stock Plan.

               FOR            AGAINST             ABSTAIN

               [ ]              [ ]                 [ ]

3. Approval of the amendment to the 1995 Directors Stock Incentive Plan.

               FOR            AGAINST             ABSTAIN

               [ ]              [ ]                 [ ]


                    This proxy must be signed exactly as name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

                    Dated:                                             1999
                           -------------------------------------------

                    ---------------------------------------------------------

                    ---------------------------------------------------------
                                    Signature (s) Stockholder (s)



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

If you received more than one set of proxy materials and wish to have it consolidated, please contact

                          HARRIS TRUST & SAVINGS BANK

                                 1-800-335-6918


                                   [UPR LOGO]

                       UNION PACIFIC RESOURCES GROUP INC.
      CONFIDENTIAL VOTING INSTRUCTIONS FOR ANNUAL MEETING ON MAY 18, 1999


To the Trustee:

The UNDERSIGNED hereby instructs the Trustee of each of the plans (each "Trustee") to vote, in person or by proxy, all the shares of Common Stock of Union Pacific Resources Group Inc. (the "Company") which were allocated to the undersigned's account as of March 9, 1999, under one or more of the plans listed below and identified by the four-letter code below and on the reverse side of this card at the Annual Meeting of Shareholders ("Annual Meeting") to be held on May 18, 1999, or any adjournment or postponement thereof, upon all matters referred to on the reverse side of this card as indicated. This card when properly executed will set forth how the shares of Common Stock allocated to the undersigned's account will be voted. If no direction is made by the undersigned and such card is returned, such shares of Common Stock allocated to the undersigned's account will be voted FOR all proposals by the Trustee. If this card is not returned, the shares of Common Stock allocated to the Union Pacific Resources Group Inc. Employees' Thrift Plan ("Company Thrift Plan") will be voted by the Trustee in accordance with instructions from Independent Fiduciary Services, Inc., an independent fiduciary. If the card is not returned, the shares of Common Stock allocated to all the other plans, except for the Company Thrift Plan, PAYSOP and TRASOP shares, will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received. If this card is not returned, the PAYSOP and TRASOP shares will not be voted. If the undersigned has shares of Common Stock allocated to more than one of the plans below and wishes to vote the shares differently among the plans, the undersigned may contact Harris Trust and Savings Bank at 1-800-335-6918 for additional cards.

Union Pacific Resources Group Inc. Employees' Thrift Plan (RSTP)

Union Pacific Resources Employee Stock Ownership Plan (RSOP)

Union Pacific Resources Group Inc. Thrift Plan PAYSOP (RSPS)

Union Pacific Resources Group Inc. TRASOP (RTSP)

Union Pacific Corporation Thrift Plan (UPTP)

Union Pacific Agreement Employee 401(k) Retirement Thrift Plan (UPAT)

Union Pacific Fruit Express Company Agreement Employee 401(k) Retirement Thrift Plan (UPFE)

Skyway Retirement Savings Plan (SRSP)

Southern Pacific Rail Corporation Thrift Plan (SPTP)

Chicago and North Western Railway Company Profit Sharing and Retirement Savings Program (CNWP)

                 (Continued and to be signed on reverse side.)

-------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                       UNION PACIFIC RESOURCES GROUP INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

UNION PACIFIC RESOURCES GROUP INC. BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.


 FOR       WITHHOLD        FOR ALL
 ALL       ALL             EXCEPT

 [ ]        [ ]              [ ]


1. ELECTION OF DIRECTORS, NOMINEES:

   H. JESSE ARNELLE
   LYNNE V. CHENEY         JACK L. MESSMAN
   PRESTON M. GEREN III    JOHN W. PODUSKA, SR.
   LAWRENCE M. JONES       MICHAEL E. ROSSI
   DREW LEWIS              SAMUEL K. SKINNER
   CLAUDINE B. MALONE      JAMES R. THOMPSON

   ------------------------------
   EXCEPT NOMINEE (S) WRITTEN ABOVE



2. APPROVAL OF AMENDMENTS TO THE COMPANYOS 1995 STOCK OPTION AND RETENTION STOCK PLAN.


 FOR        AGAINST       ABSTAIN

 [ ]         [ ]            [ ]




3. APPROVAL OF THE AMENDMENT TO THE 1995 DIRECTORS STOCK INCENTIVE PLAN.


 FOR        AGAINST       ABSTAIN

 [ ]         [ ]            [ ]








THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD GIVE FULL TITLE AS SUCH. IF THE SIGNER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER.



DATED                          , 1999
      -------------------------

---------------------------------------------------

---------------------------------------------------
SIGNATURE (s) OF STOCKHOLDER (s)



-------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                       CONFIDENTIAL PROXY-DOES NOT PRINT